UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Tenneco Inc.

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Tenneco Inc. 500 North Field Drive Lake Forest, Illinois 60045 (847) 482-5000

April 2, 2015

To the Stockholders of Tenneco Inc.:

The Annual Meeting of Stockholders of Tenneco Inc. will be held Wednesday, May 13, 2015, at 10:00 a.m., local time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

Holders of common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Form 10-K to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

A record of our activities for the year 2014 is contained in our Form 10-K, which you may access by following the instructions contained in our Notice of Internet Availability of Proxy Materials. We urge each stockholder who cannot attend the Annual Meeting to please assist us in preparing for the meeting by following the voting procedures contained in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Very truly yours,

GREGG M. SHERRILL

Chairman and Chief Executive Officer

Tenneco Inc. 500 North Field Drive Lake Forest, Illinois 60045 (847) 482-5000

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2015

The Annual Meeting of Stockholders of Tenneco Inc. will be held at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045 on Wednesday, May 13, 2015, at 10:00 a.m., local time.

The purposes of the meeting are:

1. To elect eight directors for a term to expire at the 2016 Annual Meeting of Stockholders;

2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2015;

3. To cast an advisory vote to approve our executive compensation; and

4. To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.

The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of common stock of record at the close of business on March 16, 2015 are entitled to vote at the meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045, and also will be available for inspection at the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Form 10-K on the Internet. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides stockholders with instructions on how to access the proxy materials and our Form 10-K, on the Internet, and, if they prefer, how to request paper copies of these materials. Plan participants who hold shares in their Tenneco 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or in paper. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Tenneco Inc., your vote is important. All stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible as instructed in the Notice, proxy card or voting instruction form.

By Order of the Board of Directors

JAMES D. HARRINGTON

Corporate Secretary

Lake Forest, Illinois

April 2, 2015

Incorporation by Reference	64

Directions to Annual Meeting	64

Delivery of Documents to Stockholders Sharing an Address	64

Submission of Stockholder Proposals	65

Stockholder Proposals - Inclusion in Company Proxy Statement	65

Other Stockholder Proposals - Discretionary Voting Authority and By-Laws	65

Tenneco Inc. 500 North Field Drive Lake Forest, Illinois 60045 (847) 482-5000

April 2, 2015

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2015

The Board of Directors of Tenneco Inc. (which we refer to as we, us, our, Tenneco or our company) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We first released these proxy materials to our stockholders on or about April 2, 2015. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 13, 2015, or at any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2015

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on April 2, 2015 to our stockholders of record. The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting and our Form 10-K (which includes our audited financial statements) on the Internet at www.proxyvote.com;

•	Instruct us to provide our future proxy materials to you electronically by email; and

•	If you prefer, request a printed set of the proxy materials and Form 10-K.

Plan participants who hold Tenneco shares in their 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or in paper. We elected to use electronic notice and access for our proxy materials because we believe this process will reduce our printing and mailing costs and, by reducing the amount of printed materials, will reduce the environmental impact of our annual stockholders’ meetings. Choosing to receive your future proxy materials by email will help us in these efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

QUESTIONS AND ANSWERS ABOUT

THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

•	The election of the eight nominees named in this proxy statement to our Board of Directors, each for a term of one year;

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2015; and

•	An advisory vote to approve our executive compensation.

The stockholders will also act on any other business that may properly come before the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

Who may attend the Annual Meeting?

Anyone who was a stockholder as of the close of business on March 16, 2015 may attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 16, 2015 are entitled to vote. There were 61,560,623 shares of common stock outstanding on March 16, 2015. Stockholders are entitled to cast one vote per share on all matters.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet by following the instructions on the Notice or proxy card;

•	By Mail — If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone — You can vote by telephone by following the instructions on the proxy card.

If you received a proxy card in the mail but choose to vote by Internet or by telephone, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

Unless you hold your shares through the company’s 401(k) plan, you may vote via the Internet or by phone until 11:59 p.m. Eastern Time, on May 12, 2015, or the company’s agent must receive your paper proxy card on or before May 12, 2015. If you hold your shares through the company’s 401(k) plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on May 10, 2015, or the company’s agent must receive your paper proxy card on or before May 10, 2015.

How will my proxy be voted?

All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•	FOR the election of all nominees for election as director described in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2015;

•	FOR the approval, in an advisory vote, of our executive compensation; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Secretary, by delivering a proxy bearing a later date (including by telephone or by Internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. The election of directors (Item 1) and the advisory vote on executive compensation (Item 3) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to any of these items, your broker may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes.”

How many votes are needed to approve a proposal?

Assuming the presence of a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast. Because the election of directors is determined on the basis of a majority of the votes cast, abstentions and broker non-votes have no effect on the election of directors. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2015 and to approve the advisory vote on our executive compensation. Because the vote standard for the approval of these proposals is a majority of shares present and entitled to vote, abstentions have the effect of a vote against and broker non-votes have no effect on the proposals.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our annual meeting.

How is the solicitation being made?

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, email or fax. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

Where can I find more information about Tenneco?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://www.tenneco.com and at the Internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF DIRECTORS

(Item 1)

Our Board of Directors currently comprises eight individuals, all of whom are proposed to be elected at this Annual Meeting to serve for a term to expire at the annual meeting of stockholders to be held in 2016 and until their successors are chosen and have qualified.

Unless otherwise indicated in your proxy, the persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Compensation/Nominating/Governance Committee of the Board of Directors.

You may vote “For” or “Against” any or all of the director nominees, or you may “Abstain” from voting. Assuming a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast.

Brief statements setting forth the age (at March 16, 2015), the principal occupation, the employment during at least the past five years, the year in which first elected a director and other information concerning each nominee appears below.

The Board of Directors recommends that you vote FOR all of the nominees listed below.

We are a Delaware corporation. Under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board adopted a director resignation policy in Tenneco’s By-Laws. Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year’s proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. If a nominee fails to receive the required vote, the Compensation/Nominating/Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the stockholder vote. The director whose resignation is under consideration will not participate in the recommendation of the Compensation/Nominating/Governance Committee or the Board’s decision with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board (but not below the minimum number of directors required under our Certificate of Incorporation).

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For One-Year Terms Expiring at the 2016 Annual Meeting of Stockholders

Thomas C. Freyman — Mr. Freyman has served in his current role as Chief Financial Officer and Executive Vice President, Finance for Abbott since 2004. He was first appointed Chief Financial Officer and Senior Vice President, Finance in 2001. From 1999 to 2001, he served as Vice President and Controller of Abbott’s Hospital Products Division. Prior to that, he held a number of financial planning and analysis positions with Abbott including Treasurer for Abbott’s international operations and Corporate Vice President and Treasurer. Mr. Freyman holds a bachelor’s degree in accounting from the University of Illinois and a master’s degree in management from Northwestern University. He is 60 years old, was elected as a director of our company in January 2013 and is a member of the Audit Committee.

As the Chief Financial Officer of a Fortune 200 company, Mr. Freyman brings substantial expertise in finance and accounting to our Board and the Audit Committee. Throughout his more than thirty-year career with Abbott, Mr. Freyman has served in diverse financial and accounting roles throughout Abbott’s global organization. Prior to his career with Abbott, he was a certified public accountant with the firm of Ernst & Whinney (now Ernst & Young) where he gained substantial experience in auditing, tax and financial reporting. The Board has designated Mr. Freyman as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act 2002.

Dennis J. Letham — From 1995 until his retirement in June 2011, Mr. Letham served as Executive Vice President, Finance and Chief Financial Officer of Anixter International Inc., where he oversaw the company’s finance, accounting, tax, legal, human resource and internal audit activities in 50 countries. Before assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc., the principal operating subsidiary of Anixter International Inc., which he joined in 1993. Previously, he had a ten-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President and Controller, Director of Corporate Accounting and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelors’ degree from Pennsylvania State University’s Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham is a director of Interline Brands, Inc. where he chairs the Audit Committee. Mr. Letham is 63 years old, was elected a director of our company in October 2007 and is the Chairman of the Audit Committee.

Mr. Letham’s substantial experience in finance and accounting makes him a valuable asset to our Board and our Audit Committee. Throughout his more than 35 year career, Mr. Letham has gained a deep understanding of the operations and financial reporting and accounting functions of large organizations. His 15 years of experience as the Chief Financial Officer of Anixter, a large international public company, gives him substantial insight into the complex financial, accounting and operational issues that a large multi-national company such as ours can encounter. Further, with his background in public accounting, he brings particular insight to the external and internal audit functions. The Board has designated Mr. Letham as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

James S. Metcalf — Mr. Metcalf is Chairman, President and Chief Executive Officer of USG Corporation. He has served as Chairman since December 2011. He has served as Chief Executive Officer and President since January 2011 and was President and Chief Operating Officer from January 2006 until January 2011. Prior to that Mr. Metcalf held many positions at USG including president, Building Systems; president and chief executive officer, L&W Supply; senior vice president, Sales and Marketing, USG Interiors, Inc.; vice president, National Accounts, United States Gypsum Company; director, Retail Marketing, USG Corporation; director, Retail Sales, USG Interiors, Inc.; and national accounts manager, United States Gypsum Company. Mr. Metcalf serves on the National Association of Manufacturers Executive Committee. He is also a policy advisory board member for the Joint Center for

Housing Studies at Harvard University. Mr. Metcalf holds a bachelor’s degree from The Ohio State University. He also holds a master’s degree in business administration from Pepperdine University and Stanford University SEP. Mr. Metcalf is 57 years old, was elected a director of our company in July 2014 and is a member of the Audit Committee.

As the Chief Executive Officer of a major manufacturer of construction materials, Mr. Metcalf brings substantial executive leadership experience to our Board and the Audit Committee. Further, Mr. Metcalf’s service in leadership roles in multiple areas within a large manufacturing company gives him particular insight into the types of strategic, operational and financial issues faced by companies such as ours.

Roger B. Porter — Mr. Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. He has served on the faculty at Harvard University since 1977. He also held senior economic policy positions in the Ford, Reagan and George H. W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He received a B.A. from Brigham Young University and M.A. and Ph.D. degrees from Harvard University. He was also a Rhodes Scholar at Oxford University where he received his B.Phil. degree. He is also a director of Zions Bancorporation, Extra Space Storage Inc. and Packaging Corporation of America. Mr. Porter served on the board of directors of Pactiv Corporation through November 2010. Mr. Porter is 68 years old and was elected a director of our company in January 1998. He is the Chairman of the Compensation/Nominating/Governance Committee.

Mr. Porter brings a distinctive background to his service on our Board of Directors. He is the author of several books on economic policy, including Presidential Decision Making and Efficiency, Equity and Legitimacy: The Multilateral Trading System at the Millennium. His significant policy roles for various White Houses, as well as his scholarly research and teaching as the IBM Professor of Business and Government at Harvard, give him a unique perspective on the impact of general economic, political and market conditions on our business and operations. His background and experience is unlike that of any other Board member, making him a valuable addition to a well-rounded Board. In addition, his service on the Board of Directors of a variety of major public companies provides him an understanding of the strategic, operational and financial issues faced by large public companies.

David B. Price, Jr. — Since his retirement from Noveon Inc. in 2001, Mr. Price has worked as an independent consultant, providing investment and operational advice primarily to financial and strategic buyers of businesses. Previously, Mr. Price was President of Noveon Inc. from February 2001 until May 2001. Noveon, Inc. was formerly the Performance Materials segment of BF Goodrich Company before its sale to an investor group in February 2001. While with BF Goodrich Company from July 1997 to February 2001, Mr. Price served as Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials. Before joining BF Goodrich, Mr. Price held various executive positions over a 25-year span at Monsanto Company, including President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto’s Chemical Group. Mr. Price received a B.S.C.E. from the University of Missouri and an M.B.A. from Harvard University. He is a director and former Chairman of the YMCA of Greater St. Louis and a Director and Vice Chairman of St. Lukes Hospital in St. Louis. Mr. Price is 69 years old and was elected a director of our company in November 1999. Mr. Price is a member of the Compensation/Nominating/Governance Committee.

Mr. Price is an experienced businessman, having managed major chemicals businesses for Monsanto and B.F. Goodrich over a 30-year period. His experience as president and chief operating officer of various Monsanto and B.F. Goodrich business units gives Mr. Price an understanding of the strategic, operational and financial issues facing major industrial companies and a perspective beyond traditional automotive manufacturing.

Gregg M. Sherrill — Chairman and Chief Executive Officer — Mr. Sherrill was named our Chairman and Chief Executive Officer in January 2007. Mr. Sherrill joined us from Johnson Controls Inc., where he served since 1998, most recently as President, Power Solutions. From 2002 to 2003, Mr. Sherrill served as the Vice President and Managing Director of Europe, South Africa and South America for Johnson Controls’ Automotive Systems Group. Before joining Johnson Controls, Mr. Sherrill held various engineering and manufacturing assignments over a 22-year span at Ford Motor Company, including Plant Manager of Ford’s Dearborn, Michigan engine plant, Chief Engineer, Steering Systems and Director of Supplier Technical Assistance. Mr. Sherrill holds a B.S. degree in mechanical engineering from Texas A&M University and an M.B.A. from Indiana University’s Graduate School of Business. Mr. Sherrill is a director of Snap-on Incorporated where he is the Chairman of the Organization and Executive Compensation Committee. Mr. Sherrill is also the Chairman of the National Association of Manufacturers. Mr. Sherrill is 62 years old and became a director of our company in January 2007.

Mr. Sherrill brings to our Board over 30 years of experience in the automotive industry, including seven years as our Chairman and Chief Executive Officer. Before joining our company, he held increasingly senior management roles at both a major automotive parts supplier — Johnson Controls — and a major original equipment manufacturer — Ford, giving him unique perspective and insight. His extensive experience managing international operations is also of key value to a global company such as ours. Under his leadership, in addition to delivering strong financial results, our company has established a long term vision and strategic direction that capitalizes on the distinct strengths and opportunities of each of our product lines. His extensive knowledge of our business and industry, together with his proven talents and leadership, position him well to serve as our Chairman and Chief Executive Officer.

Paul T. Stecko — Mr. Stecko has served as Chairman of the Board of Packaging Corporation of America since March 1999. He served as Executive Chairman of PCA from July 2010 through December 2013 and as Chief Executive Officer of PCA from January 1999 through June 2010. Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. from November 1998 to April 1999 and as Chief Operating Officer of Tenneco Inc. from January 1997 to November 1998. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Before that, Mr. Stecko spent 16 years with International Paper Company in roles of increasing responsibility, most recently serving as Vice President and General Manager of the Publication Papers, Bristols and Converting Papers businesses. Mr. Stecko received a B.S. degree in metallurgy from Pennsylvania State University and an M.S. in metallurgical engineering and an M.B.A. from the University of Pittsburgh. He is a director of State Farm Mutual Insurance Company and Smurfit Kappa Group. Mr. Stecko is 70 years old and has been a director of our company since November 1998. Mr. Stecko is a member of the Compensation/Nominating/Governance Committee and is our lead independent director.

Mr. Stecko, with his more than ten years of experience as Chairman and Chief Executive Officer of Packaging Corporation of America, brings to the Board proven leadership and extensive managerial experience at the most senior level. In addition, his years of service in senior management of Tenneco prior to the 1999 transactions that separated our automotive and packaging businesses give Mr. Stecko unique historical perspective that is of particular value to our company. As a result of these experiences, Mr. Stecko has a thorough knowledge and understanding of the complex strategic, operational and financial issues faced by large public companies. Mr. Stecko’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as our lead independent director.

Jane L. Warner — From August 2007 until her retirement in March 2013, Ms. Warner served as Executive Vice President at Illinois Tool Works Inc., a Fortune 200 diversified manufacturer of highly engineered components and industrial systems and consumables, where she had worldwide responsibility for its Decorative Surfaces and Finishing Systems businesses. Ms. Warner joined Illinois Tool Works Inc. in December 2005 as Group President of its Worldwide Finishing business. She was previously the President of Plexus Systems, L.L.C., a manufacturing software company, from June 2004 to December 2005, and a Vice President with Electronic Data Systems from 2000 through June 2004, where she led their global manufacturing group. Ms. Warner served as Executive Vice President for first tier supplier Textron Automotive from 1994 through 1999, where she was President of its Kautex North America and Randall divisions. Previously, Ms. Warner held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation. Ms. Warner received a B.A. and an M.A. from Michigan State University. She also received an M.B.A. from Stanford University where she was a Sloan Fellow. Ms. Warner is a board member of Brunswick Corporation and Regal Beloit Corporation where she is a member of the Audit Committee. Ms. Warner served on the board of directors of MeadWestvaco corporation through August 2014. She is also a Trustee for John G. Shedd Aquarium and chairs their Long Range Planning Committee. Ms. Warner is 68 years old and was elected a director of our company in October 2004. Ms. Warner is a member of the Audit Committee.

With over 20 years of experience at General Motors and five years of experience at Textron Automotive, Ms. Warner has particular appreciation of the challenges facing our customers. Her automotive industry expertise is supplemented by her leadership roles in global manufacturing and manufacturing information systems businesses, both of which are of particular relevance to a global manufacturing company such as ours. She also brings to us the financial understanding she has gained through her business unit leadership and as member of the audit committee of both MeadWestvaco and Regal Beloit.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Director Independence (see pp. 13-14)

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Seven of the Company’s eight current directors are independent under the New York Stock Exchange (“NYSE”) listing standards. Assuming all nominees presented in this Proxy Statement are elected at the Annual Meeting, seven of our eight directors will be independent under the NYSE listing standards.

•	Independent directors are scheduled to meet separately in executive session after every regularly scheduled Board of Directors meeting.

•	We have a lead independent director, Mr. Paul T. Stecko.

Audit Committee (see pp. 16-17 and p. 59)

•	All members meet the independence standards for audit committee membership under the NYSE listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

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Each of Messrs. Freyman and Letham has been designated as an “audit committee financial expert” as defined in the SEC rules. All members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint, review, evaluate and replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit, audit-related, tax and other services provided by our independent auditors.

Compensation/Nominating/Governance Committee and Subcommittee (see pp. 14-16 and p. 58)

•	All members meet the independence standards for compensation and nominating committee membership under the NYSE listing standards.

•	The Compensation/Nominating/Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

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We have an Executive Compensation Subcommittee which has the responsibility to consider and approve compensation for our executive officers which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Corporate Governance Principles

•	We have adopted Corporate Governance Principles, including qualification and independence standards for directors.

Stock Ownership Guidelines (see p. 36)

•	We have adopted Stock Ownership Guidelines to align the interests of our executives with the interests of stockholders and promote our commitment to sound corporate governance.

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The Stock Ownership Guidelines apply to the non-management directors, the Chairman and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, all Executive Vice Presidents, all Senior Vice Presidents and all Vice Presidents.

Anti-Hedging Policy and Trading Restrictions (see pp. 36-37)

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We have an insider trading policy which, among other things, prohibits our directors, executive officers and other employees from engaging in derivative or hedging transactions with respect to our securities.

Anti-Pledging Policy (see p. 37)

•	We have a policy under which our directors and executive officers are prohibited from pledging our securities as collateral.

Communications with the Directors (see p. 18)

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The Audit Committee has established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

•	Additionally, the Board of Directors has established a process for stockholders to communicate with the Board of Directors, as a whole, or any independent director.

Codes of Business Conduct and Ethics

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We have adopted a Code of Ethical Conduct for Financial Managers that applies to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other key financial managers.

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We also operate under a Code of Conduct that applies to all directors, officers and employees and covers a broad range of topics, including compliance with laws, restrictions on gifts and conflicts of interest. All salaried employees are required to affirm annually in writing their acceptance of, and compliance with, the Code of Conduct.

Transactions with Related Persons (see p. 19)

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We have adopted a Policy and Procedure for Transactions with Related Persons, under which our Board of Directors must generally pre-approve transactions involving more than $120,000 with our directors, executive officers, five percent or greater stockholders and their immediate family members.

Equity Award Policy (see pp. 35-36)

•	We have adopted a written policy to be followed for all issuances by our company of compensatory awards in the form of our common stock or any derivative of our common stock.

Clawback Policy (see p. 37)

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We have adopted a clawback policy under which we will, in specified circumstances, require reimbursement of annual and long-term incentives paid to an executive officer. We will continue to review our clawback policy as rulemaking is adopted regarding clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Personal Loans to Executive Officers and Directors

•	We comply with and operate in a manner consistent with the legislation outlawing extensions of credit in the form of a personal loan to or for our directors or executive officers.

Our Audit Committee, Compensation/Nominating/Governance Committee and Executive Compensation Subcommittee Charters, Corporate Governance Principles, Stock Ownership Guidelines, Accounting Complaints Policy, Code of Ethical Conduct for Financial Managers, Code of Conduct, Policy and Procedures for Transactions with Related Persons, Equity Award Policy, Clawback Policy, Insider Trading Policy, Director Communications Policy and Audit/Non-Audit Services Policy may be accessed on our website at www.tenneco.com. The contents of the website are not, however, a part of this proxy statement. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers of our Code of Ethical Conduct for Financial Managers and Code of Conduct by posting this information on our website at www.tenneco.com.

The Board of Directors and Its Committees

Board Leadership Structure.    Our Board of Directors currently comprises eight members, seven of whom are independent and one of whom is an officer of our company. The Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of the Board and a focus on matters of importance to our stockholders.

Mr. Sherrill is our Chairman and Chief Executive Officer and leads our Board. Mr. Sherrill has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board. He presides at all meetings of stockholders and the Board. We also have a lead independent director, Mr. Stecko. As lead independent director, Mr. Stecko presides at all executive sessions of the Board, consults with management and the other members of the Board regarding Board meeting agendas and serves as the principal liaison between management and the independent directors.

Our Board of Directors has two standing committees — the Audit Committee and the Compensation/Nominating/Governance Committee. The responsibilities and authority of each committee are described below. Each of these committees consists solely of independent directors and has its own Chairman who is responsible for directing the work of the committee in fulfilling its responsibilities.

Our Board of Directors believes this leadership structure is in the best interests of our company and its stockholders. Our Chairman and Chief Executive Officer provides the strong, clear and unified leadership that is critical to our relationships with our stockholders, employees, customers, suppliers and other stakeholders. He also serves as a valuable bridge between the Board and our management. We have effective and active oversight by experienced independent directors, who have selected a lead independent director and two independent committee chairs. The independent directors on the Board and each of the committees meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. Our system provides appropriate checks and balances to protect stockholder value and allows for efficient management of our company.

Role of Board of Directors in Risk Oversight.    Our Board of Directors recognizes that, although risk management is primarily the responsibility of the company’s management team, the Board of Directors plays a critical role in the oversight of risk, including the identification and management of risk. The Board of Directors believes that an important part of its responsibilities is to assess the major risks we face and review our strategies for monitoring and controlling these risks. The Board of Directors’ involvement in risk oversight involves the full Board of Directors, the Audit Committee and the Compensation/Nominating/Governance Committee.

We perform an annual enterprise risk assessment which originates within our internal audit department and is performed in accordance with the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). As part of its assessment, our internal audit department interviews each of our directors, as well as members of management, regarding the strategic, operational, compliance and financial risks that the company faces. Our director of internal audit and chief financial officer review the results of this annual enterprise risk assessment with our Board of Directors. In addition, throughout the year, the Board of Directors meets with senior management to discuss (a) current business trends affecting us; (b) the major risk exposures facing us; and (c) the steps management has taken to monitor and control such risks. The Board of Directors receives presentations throughout the year from senior management and leaders of our business units and functional groups, such as Treasury, information technology and insurance/risk management, regarding specific risks that we face, including as to credit or liquidity risks and operational risks. Finally, on an annual basis, management provides a comprehensive strategic review to the Board of Directors which includes a discussion of the major risks faced by our company and our strategies to manage and minimize these risks.

The Audit Committee meets frequently during the year with senior management, our director of internal audit and our independent public accountants and discusses the major risks facing us, and the steps management has taken to monitor and control such risks, as well as the adequacy of internal controls that could mitigate risks and significantly affect our financial statements. At each regularly scheduled meeting, our director of internal audit reviews with the Audit Committee the results of internal audit activities and testing since the Audit Committee’s prior meeting. In addition, at each regularly scheduled Audit Committee meeting, the company’s general counsel provides a report to the Audit Committee regarding any significant litigation, environmental or regulatory risks faced by our company. The Audit Committee also maintains oversight over the company’s compliance programs, including compliance with the company’s Code of Conduct. The Chairman of the Audit Committee provides the Board of Directors with a report concerning its risk oversight activities at each Board meeting. The Compensation/Nominating/Governance Committee reviews our compensation structures and programs to assure that they do not encourage excessive risk-taking.

Director Independence.    The Board of Directors has determined that all of our non-management directors are “independent” as that term is defined under the listing standards of the NYSE. As part of its analysis, the Board determined that none of the outside directors has a direct or indirect material relationship with us. Under written guidelines adopted by the Board, the following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence:

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the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) does business with us and the annual sales to, or purchases from, us are less than 1% of the annual consolidated revenues of both our company and the other company;

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the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) is indebted to us, or to which we are indebted, and the total amount of either company’s consolidated indebtedness to the other is less than 1% of the total consolidated assets of the indebted company;

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the director is an employee, director or beneficial owner of another company in which we own a common equity interest, and the amount of our interest is less than 5% of the total voting power of the other company; or

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the director serves as an employee, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts.

No outside director has a relationship with us that is outside of these guidelines.

Board Meetings.    During 2014, the Board of Directors held nine meetings. All of our directors who served in 2014 attended at least 75% of all meetings of the Board of Directors and the committees of the Board on which the director served. The Board of Directors is scheduled to meet in executive session, without management, after every regularly scheduled Board meeting. Mr. Stecko acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.

All of the directors attended last year’s annual meeting of stockholders. The Board of Directors has a policy that, absent unusual circumstances, all directors attend our annual stockholder meetings.

Compensation/Nominating/Governance Committee and Subcommittee.    The members of the Compensation/Nominating/Governance Committee are Messrs. Price, Stecko and Porter, who is the Chairman of the Committee. The Compensation/Nominating/Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in the NYSE listing standards.

The Compensation/Nominating/Governance Committee has the responsibility, among other things, to:

•	establish the compensation of our executive officers;

•	examine periodically our compensation structure;

•	supervise our welfare and pension plans and compensation plans;

•	produce an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations of the SEC;

•	review our compensation practices and policies for our employees to determine whether those practices and policies are reasonably likely to have a material adverse effect on us; and

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review and recommend to the Board any company proposal regarding the advisory vote on executive compensation and any company proposal regarding the frequency of the advisory vote on executive compensation.

It also has significant nominating and corporate governance responsibilities including, among other things, to:

•	review and determine the desirable balance of experience, qualifications and expertise among members of the Board;

•	review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders;

•	review the function and composition of the other committees of the Board and recommend membership on these committees;

•	review the qualifications of, and recommend candidates for, election as officers of our company;

•	develop and recommend to the Board of Directors for approval any revisions to our Corporate Governance Principles; and

•	oversee our management succession planning, including with respect to our Chief Executive Officer, and our diversity initiatives in connection with management succession.

The Compensation/Nominating/Governance Committee may form and delegate authority to subcommittees when appropriate and to the extent permitted by applicable law and the rules of the NYSE. Once a subcommittee of this committee is so formed, the committee may exercise any authority in its discretion that is granted to the subcommittee.

We have an Executive Compensation Subcommittee which consists of Messrs. Porter and Price. This subcommittee has the responsibility of considering and approving compensation for our Chief Executive Officer and our other executive officers which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. This subcommittee does not have the authority to further delegate its responsibilities.

Each of the Compensation/Nominating/Governance Committee and its Executive Compensation Subcommittee operates pursuant to a written charter, the current versions of which were reaffirmed by the Board of Directors and the Compensation/Nominating/Governance Committee, respectively, in March 2015 as part of their annual review process. The Compensation/Nominating/Governance Committee held seven meetings and the Executive Compensation Subcommittee held three meetings during 2014.

For 2014, the Compensation/Nominating/Governance Committee retained the services of Meridian Compensation Partners, LLC as its principal outside compensation consultant. Meridian reports directly to the Compensation/Nominating/Governance Committee and the scope of its assignment has been to (i) assist in decision-making with respect to executive compensation, (ii) provide plan design advice, (iii) provide annual competitive market studies against which committee members can analyze executive compensation and (iv) apprise the committee members regarding best practices and pay levels in association with director compensation. For our director compensation, our compensation consultant prepares comparative market data and presents that information directly to the committee. The committee reviews this data and establishes director compensation in consultation with our compensation consultant. Meridian provides no other services to the committee or our company.

From time to time, the Compensation/Nominating/Governance Committee and the Executive Compensation Subcommittee will review materials prepared by other consultants to assist it with specific compensation matters. For example, in 2006, management engaged Buck Consultants, a pension actuarial firm, to provide advice concerning the restructuring of Tenneco’s defined benefit and defined contribution retirement benefits plans for U.S. salaried and non-union hourly employees. This information was reviewed by the Compensation/Nominating/Governance Committee in connection with its decision to freeze future accruals under our defined benefits retirement plans at the end of 2006, as described under “Executive Compensation — Post-Employment Compensation — 2006 Changes in Defined Benefits.”

For a discussion of the role of our executive officers in the establishment of executive officer compensation, see “Executive Compensation — Compensation Discussion and Analysis.” Our executive officers do not participate in the process for establishing director compensation.

A report of the Compensation/Nominating/Governance Committee regarding executive compensation appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation/Nominating/Governance Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Audit Committee.    The members of the Audit Committee are Ms. Warner and Messrs. Freyman, Metcalf, and Letham, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder and the NYSE listing standards. The Board of Directors has designated each of Messrs. Freyman and Letham as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Management is responsible for our internal controls over the financial reporting process. The independent public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted audit standards and for issuing a report on its audit. The Audit Committee’s duty is to oversee and monitor these activities on behalf of the Board of Directors. Specifically, the Audit Committee has the responsibility, among other things, to:

•	select and approve the compensation of our independent public accountants;

•	review and approve the scope of the independent public accountants’ audit activity and all non-audit services;

•	review the independence, qualifications and performance of our independent public accountants;

•	review with management and the independent public accountants the adequacy of our basic accounting system and the effectiveness of our internal audit plan and activities;

•	review with management and the independent public accountants our certified financial statements and exercise general oversight over the financial reporting process;

•	review with us litigation and other legal matters that may affect our financial condition and monitor compliance with business ethics and other policies;

•	provide an avenue of communication among the independent public accountants, management, the internal auditors and the Board of Directors; and

•	prepare the audit-related report required by the SEC to be included in our annual proxy statement.

In fulfilling its responsibilities, the Audit Committee reviewed with management and the independent public accountants:

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significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, and significant issues, if any, as to the adequacy of our internal controls and any special audit steps adopted in view of material internal control deficiencies;

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analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on our financial statements; and

•	the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies.

In addition, the Audit Committee has discussed our major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Committee of any instances of fraud relating to employees who have a significant role in our internal controls. The Committee was advised that management was not aware of any such instances of fraud.

The Audit Committee operates under a written charter, the current version of which was reaffirmed by the Board of Directors in March 2015 as part of its annual review process. The Audit Committee held eighteen meetings in 2014. A report of the Audit Committee appears elsewhere in this proxy statement.

Consideration of Director Nominees.    The Compensation/Nominating/Governance Committee regularly assesses the size of the Board of Directors, the need for expertise on the Board of Directors and whether any vacancies are expected on the Board of Directors. The Compensation/Nominating/Governance Committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors, the Compensation/Nominating/Governance Committee reviews annually such directors’ overall service to us during their term, including the specific experience, qualifications, attributes and skills that the director brings to service on our Board, the number of meetings attended, the level of participation, the quality of performance and any transactions of such directors with us during their term. In the event that vacancies are anticipated, or otherwise arise, the Compensation/Nominating/Governance Committee considers various potential candidates for director which may come to its attention through a variety of sources, including current Board members, stockholders or other persons. In addition, from time to time, the Compensation/Nominating/Governance Committee will retain a professional search firm to assist it in identifying director candidates, for which the firm generally receives a fee. For example, a third-party executive search firm, Spencer Stuart, assisted the Compensation/Nominating/ Governance Committee in a search for new director candidates. Based on that search, the Compensation/ Nominating/Governance Committee recommended the election of, and the Board of Directors elected, Mr. Metcalf to the Board of Directors in July 2014. All candidates for director are evaluated at regular or special meetings of the Compensation/Nominating/Governance Committee.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Compensation/Nominating/Governance Committee considers each candidate’s experience, qualifications, attributes and skills as well as the specific qualification standards set forth in our Corporate Governance Principles, including: (1) personal and professional ethics, integrity and values; (2) an ability and willingness to undertake the requisite time commitment to Board functions; (3) independence pursuant to the guidelines set forth in the Corporate Governance Principles and applicable rules and regulations; (4) age, which must be less than 72; (5) the potential impact of service on the board of directors of other public companies, including competitors of our company; and (6) an absence of employment at a competitor of our company. The Compensation/Nominating/Governance Committee and the Board of Directors value diversity as a factor in selecting members to serve on the Board and believe that the diversity which exists in the Board’s composition provides significant benefit to the company. Each candidate is reviewed in light of the overall composition and skills of the entire Board of Directors at the time, including the varied characteristics of the Board members and candidate in terms of opinions, perspectives, personal and professional experiences and backgrounds. The nominees selected are those whose experience and background are deemed to provide the most valuable contribution to the Board.

The Compensation/Nominating/Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. A stockholder of our company may nominate persons for election to the Board of Directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by our By-Laws, in writing to our Corporate Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. Following verification of the stockholder’s status, the Compensation/Nominating/Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed above to determine whether the nominee is qualified for service on our Board of Directors before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in our By-Laws and stockholder status, and the initial analysis performed by the Compensation/Nominating/Governance Committee, a person nominated by a stockholder for election to the Board of Directors is treated like any other potential candidate during the review process by the Compensation/Nominating/Governance Committee.

Communications with the Directors.    Anyone who has a concern about our conduct, or about our accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, our lead independent director (Mr. Stecko) or any other non-employee director or the Audit Committee. All such concerns will be forwarded to the appropriate directors for their review, and all concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by our Chief Compliance Officer and General Counsel, or his designee (unless he is alleged to be involved in the matter at issue). The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board or the Audit Committee (as applicable) on at least a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. Our corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with the Board of Directors, any outside director or the Audit Committee may do so by writing to our Corporate Secretary at 500 North Field Drive, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. We maintain a separate, internal system for the receipt of communications from employees.

Transactions with Related Persons

The Board of Directors has adopted a Policy and Procedures for Transactions with Related Persons. As a general matter, the policy requires the Board of Directors to review and approve or disapprove the entry by us or our subsidiaries into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A related person is:

•	any director, nominee for director or executive officer of our company;

•	any immediate family member of a director, nominee for director or executive officer of our company; and

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any person, and his or her immediate family members, or any entity, including affiliates, that was a beneficial owner of five percent or more of any of our outstanding equity securities at the time the transaction occurred or existed.

If advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Board of Directors for possible approval, amendment, termination or rescission. In reviewing any transaction, the Board of Directors will take into account, among other factors the Board of Directors deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction.

The policy provides that the following transactions are pre-approved for the purposes of the policy:

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Employment of executive officers and compensation of directors and executive officers that is otherwise being reported in our annual proxy statement (as these transactions are otherwise subject to approval by the Board of Directors or one of its committees);

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A transaction where the related person’s only interest is as an employee of the other company, and if the transaction involves the sale or purchase of goods or services, the annual sales to or purchases from our company are less than 1% of the annual consolidated revenue for both our company and the other company, or, if the transaction involves lending or borrowing, the total amount of either company’s indebtedness is less than 1% of the total consolidated assets of the indebted company;

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Contributions to charitable organizations, foundations or universities at which a related person’s only relationship is as an employee, director or trustee, if the aggregate amount does not exceed 1% of the charitable organization’s total annual receipts;

•	Transactions where the related person’s only interest arises solely from the ownership of our common stock, and where all stockholders of our company receive benefits on a pro rata basis;

•	Transactions involving a related person where the rates or charges involved are determined by competitive bids;

•	Transactions where the related person renders services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

Based solely upon our review of such forms furnished to us for 2014, and upon the written representations received by us from certain of our directors and executive officers that no Forms 5 were required, we believe that our directors, executive officers and 10% or greater stockholders complied with all Section 16(a) filing requirements on a timely basis during 2014.

OWNERSHIP OF COMMON STOCK

Management

The following table shows, as of March 16, 2015, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table below; and (3) all directors and executive officers as a group.

	Shares of Common Stock Owned (1)(2)(3)(5)		Common Stock Equivalents(4)	Total Shares and Equivalents
Directors
Thomas C. Freyman	10,572		—	10,572
Dennis J. Letham	27,081		37,958	65,039
James S. Metcalf	2,668		154	2,822
Roger B. Porter	52,987		103,960	156,947
David B. Price, Jr.	32,158	(6)	58,195	90,353
Gregg M. Sherrill	740,227		—	740,227
Paul T. Stecko	11,274	(7)	57,130	68,404
Jane L. Warner	24,334		18,946	43,280
Named Executive Officers
Kenneth R. Trammell	207,837		—	207,837
Hari Nair	338,581		—	338,581
Josep Fornos	78,959		—	78,959
Timothy Jackson	137,824		—	137,824
Neal A. Yanos	79,179	(8)	—	79,179
All executive officers and directors as a group (21 individuals)	2,481,297		276,343	2,757,640

(1)

Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for restricted shares and except as set forth in note (6) below.

(2)

Includes shares of restricted stock. At March 16, 2015, Messrs. Sherrill, Trammell, Nair, Fornos, Jackson and Yanos held 88,687, 25,988, 18,353, 15,722 , 13,207 and zero shares of restricted stock, respectively, and each outside director held 2,000 shares of restricted stock. Also includes shares that are subject to options that are exercisable within 60 days of March 16, 2015 for Messrs. Sherrill, Trammell, Nair, Fornos, Jackson and Yanos to purchase 288,079, 77,229, 196,560, 26,602, 48,268 and zero shares, respectively.

(3)

Each of the individuals listed in the table owns less than 1% of the outstanding shares of our common stock, respectively, except for (a) Mr. Sherrill who beneficially owns approximately 1.2% of the outstanding common stock and (b) all directors and executive officers as a group who beneficially own approximately 4.0% of the outstanding common stock.

(4)

For outside directors, represents common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at our option, shares of common stock after an outside director ceases to serve as a director.

(5)

Includes 833,475 shares that are subject to options that are exercisable within 60 days of March 16, 2015 by all executive officers and directors as a group. Includes 372,489 shares of restricted stock held by all executive officers and directors as a group. Does not include common stock equivalents.

(6)	Includes 1,092 shares held by the Joyce A. Price Revocable Trust.

(7)	Includes 9,274 shares held under the Paul T. Stecko 1994 Declaration of Trust.

(8)	Based on information available to us.

Certain Other Stockholders

The following table sets forth, as of March 16, 2015, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Owned(1)	Percent of Common Stock Outstanding
FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson(2)	9,160,236	14.9%
245 Summer Street Boston, MA 02210
BlackRock, Inc.(3)	4,217,461	6.9%
55 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.(4)	3,532,885	5.7%
100 Vanguard Blvd. Malvern, PA 19355

(1)	This information is based on information contained in filings made with the SEC regarding the ownership of our common stock.

(2)

FMR LLC reports that the following entities beneficially own shares of our common stock: Fidelity Investments Money Management, Inc., FMR Co., Inc. (owner of greater than 5%), Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC and Strategic Advisers, Inc. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(3)

BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, is the beneficial owner of 4,217,461shares through various of its subsidiaries: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Capital Management, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock International Limited, BlackRock Advisors (UK) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Japan Co. Ltd. and BlackRock Life Limited. BlackRock has sole voting power with respect to 4,058,959 shares and sole dispositive power with respect to 4,217,461shares.

(4)

The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, is the beneficial owner of 3,532,885 shares. Vanguard has the sole power to dispose of or to direct the disposition of 3,456,605 shares and has shared power to dispose of 76,280 shares through its subsidiary, Vanguard Fiduciary Trust Company (“VFTC”). VFTC, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 76,280 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these 76,280 shares. Vanguard Investments Australia Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,983 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these 4,983 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation/Nominating/Governance Committee of our board of directors. We have an Executive Compensation Subcommittee, which is responsible for making executive compensation determinations with respect to compensation that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. For a description of the composition, authority and responsibilities of the committee and subcommittee, see “Corporate Governance — The Board of Directors and Its Committees — Compensation/Nominating/Governance Committee and Subcommittee.” Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “committee,” we are also referring to the subcommittee with respect to performance-based compensation under Section 162(m), and when we refer to “named executive officers,” we are referring to the named executive officers whose compensation is shown in this proxy statement under “Summary Compensation Table.”

Executive Summary

The philosophy underlying our executive compensation policies, plans and programs is that (1) executive and stockholder financial interests should be aligned as closely as possible, and (2) compensation should be designed such that performance drives the level of pay that our named executive officers and all management employees receive.

Company Performance. The committee believes that 2014 incentive compensation for our named executive officers was appropriate in light of our strong financial performance for 2014, as well as over the 2012 through 2014 performance period for our long-term performance units. Specifically, we achieved:

•	Our highest-ever revenue of $8.420 billion for 2014, up 5.7% from a previous record of $7.964 billion in 2013;

•	Our highest-ever EBIT;

•	Our lowest ever leverage ratio as of December 31, 2014; and

•	A 90% appreciation in the price of our common stock from the end of 2011, when our stock traded at $29.78 per share, to the end of 2014, when our stock traded at $56.61 per share.

Executive Compensation Paid for 2014: Key elements of our 2014 executive compensation program included:

•	Increases in base salaries that ranged between 3.0% and 3.8 % over 2013 levels and consistent with market movement;

•

As discussed in detail below, annual cash incentives declared at the 106.5% of target level, based 75% on our EVA improvement during 2014 and 25% on the committee’s judgment regarding our company’s overall performance in 2014; and

•

As discussed in detail below, long-term performance units for the 2012 through 2014 performance period paying out at the 109.4% of target level, based on our total stockholder return (stock price appreciation adjusted for any dividends) (“TSR”) during the performance period relative to the TSR of the companies in the S&P 500 and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and free cash flow during the performance period.

Our Executive Compensation Practices. Highlighted below are some of the key executive compensation practices we have implemented to align the interests of our stockholders and executives.

•

Pay for Performance – We tie pay to performance. For 2014, the mix of the key elements of compensation awarded to our named executive officers was as follows (excluding compensation of the type that would fall under “All Other Compensation” in our Summary Compensation Table):

	Base Salary	Annual Cash Incentive Award (at target)	Long-Term Cash Incentive Award for 2014-2016 (at target)	Fair Value of Restricted Stock Granted	Fair Value of Options Granted
Mr. Sherrill	14.3%	17.9%	28.6%	21.7%	17.5%
Mr. Trammell	22.4%	19.0%	24.7%	18.7%	15.1%
Mr. Nair	21.7%	21.0%	24.2%	18.3%	14.8%
Mr. Fornos	27.8%	22.5%	21.0%	15.9%	12.8%
Mr. Jackson	26.4%	21.1%	22.1%	16.8%	13.5%
Mr. Yanos	23.9%	20.9%	23.3%	17.7%	14.2%

As the table and charts show, at the targeted level, our incentive compensation awards during 2014 represented approximately 86% of the total compensation awarded to our Chief Executive Officer in 2014 and an average of approximately 76% of the total compensation awarded to our other named executive officers in 2014.

•

Benchmarking – Our policy is to provide salary, annual cash incentive compensation and long-term incentive compensation that is competitive with the market and comparable companies when performance targets are met and is at the 50th percentile of compensation for target performance.

•	Tally Sheets – The committee uses “tally sheets” to review the total amount of compensation and benefits provided to the named executive officers annually as well as over a period of years.

•	Stock Ownership Requirements – We maintain stock ownership guidelines that apply to all of our directors and senior officers.

•

Clawbacks – We have a clawback policy that requires reimbursement of incentive compensation in specified circumstances. We will continue to review our clawback policy as rulemaking is adopted regarding clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

•

Independent Compensation Consulting Firm – The committee engages an independent compensation consulting firm. The committee most recently re-assessed the firm’s independence in October 2014 and found the firm to be independent based on the criteria set forth in the new NYSE rules regarding compensation consultant independence.

•

Anti-Hedging Policy and Insider Trading Policy – We have a policy under which our directors, executive officers and other employees are prohibited from engaging in “insider trading,” trading in our securities on a short-term basis, purchasing our securities on margin, short-selling our securities or entering into transactions designed to hedge the risks and benefits of ownership of our securities.

•	Anti-Pledging Policy – We have a policy under which our directors and executive officers are prohibited from pledging our securities as collateral.

Results of Say-on-Pay Vote. Our stockholders hold an annual advisory vote on executive compensation (the “say-on-pay proposal”). At our annual meeting held in May 2014, over 95% of the votes cast on our say-on-pay proposal were voted in favor of the proposal. The committee believes this affirms stockholders’ support of our approach to executive compensation for 2014.

In October 2014 the committee approved a change to reflect market prevalence among the company’s peer group, as reported by Meridian Compensation Partners LLC, to adopt the use of two, rather than three, vehicles to deliver long term incentive compensation for 2015. Long term incentives will be equally divided between the use of restricted shares that vest 1/3 each year and long term performance units, paid in cash, after a three year vesting period. The committee will continue to consider the outcome of the annual say-on-pay vote when making future compensation decisions for our executives.

Compensation Objectives

Our executive compensation program has been structured to:

•	Reinforce a results-oriented management culture with executive pay that varies according to performance;

•	Focus executives on annual and long-term business results with the overarching goal of enhancing stockholder value;

•	Align the interests of our executives and stockholders through equity-based compensation awards; and

•	Provide executive compensation packages that attract, retain and motivate executives of the highest qualifications, experience and ability.

Based on these objectives, our executive compensation program is designed to provide competitive levels of compensation derived from several sources: salaries; annual cash incentive awards; stock ownership opportunities through restricted stock and stock options; and performance-based long-term cash compensation. We also offer other benefits typically offered to executives by major U.S. corporations, including defined benefit retirement plans (future benefit accruals under which were substantially eliminated for senior management in 2006 as described below), defined contribution retirement plans, limited perquisites (substantially all of which were eliminated for U.S. named executive officers in 2013), employment agreements (in limited cases), severance and change in control benefits and health and welfare benefits.

Compensation Process

In determining competitive compensation, the committee engages Meridian Compensation Partners, a nationally recognized compensation consulting firm that, in order to maintain its independence, reports directly to the committee. For more information regarding this consulting firm and the scope of its assignment, see “Corporate Governance — The Board of Directors and Its Committees — Compensation/Nominating/Governance Committee and Subcommittee.” For our Chief Executive Officer, Meridian generally provides market data regarding salary, annual cash incentive award targets, and long-term incentive compensation awards, and provides advice directly to the committee as it makes decisions with respect to compensation. For the other named executive officers, our management formulates the initial recommendations regarding salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards. The committee reviews the recommendations in light of market data prepared by the consulting firm. For other forms of compensation and benefits, management generally makes initial recommendations that are considered by the committee.

Our general policy is to provide salary, annual cash incentive payments and long-term incentive compensation to named executive officers that is competitive with the market and comparable companies when financial and qualitative performance targets are met (i.e., 50th percentile compensation for target performance). In making its determinations regarding these elements of compensation, the committee regularly reviews data regarding compensation practices at other companies that it determines to be relevant to compensation matters affecting our company.

The benchmarking information we use in establishing salary, annual cash incentive payments and equity-based and other long term incentive compensation typically includes the most recently available data regarding publicly traded companies comparable to our company in terms of industry (automotive parts manufacturing), size (total revenues, number of employees), proximity and/or other factors. For 2014 compensation determinations, specific data was reviewed regarding a comparison group of twenty companies selected to reflect a balance of automotive sector and other traditional manufacturing companies and companies headquartered in the Midwest. The following is a list of these companies:

American Axle & Mfg. Holdings, Inc.	Johnson Controls, Inc.

Autoliv Inc.	Lear Corporation

BorgWarner Inc.	Lennox International Inc.

Cooper Tire & Rubber Company	Meritor, Inc.

Cummins, Inc.	Terex Corp.

Dana Holding Corporation	The Timken Company

Eastman Chemical Company	Tower International Inc.

Eaton Corp.	TRW Automotive Holdings Corp.

Federal Mogul Corp.	Visteon Corp.

Harley Davidson Inc.	Whirlpool Corporation

In addition, the committee reviewed aggregate data regarding a broader group of durable goods manufacturers (that were not specifically identified to the committee). This data was prepared by the consulting firm and compared targeted and actual compensation paid by these companies to their executive officers in specified positions to the compensation we pay to named executive officers in the same or similar positions.

In addition to looking at the competitiveness of the elements of pay, the committee uses “tally sheets” to review the total amount of compensation and benefits provided to the named executive officers annually as well as over a period of years. The tally sheets also help the committee consider pay decisions in the context of an executive’s total compensation.

Each year, our Chief Executive Officer and Senior Vice President, Global Human Resources and Administration review with and recommend to the committee the annual salary, incentive plan target and long-term and stock-based compensation for each of our named executive officers and other key management personnel (excluding the Chief Executive Officer). The committee reviews those recommendations and makes a final determination with respect to such compensation. In general, the compensation that is developed for each of these named executive officers is based on competitive market data and on the Chief Executive Officer’s recommendations regarding the executive’s overall contributions, past performance and anticipated future contributions. The committee also reviews separately and sets the salary, incentive plan target and long-term and stock-based compensation of the Chief Executive Officer based on competitive market data as well as the committee’s assessment of the Chief Executive Officer’s past performance and anticipated future contributions.

Design and Elements of Compensation

Our compensation program generally provides that, as an employee’s level of responsibility increases, a greater portion of his or her potential total compensation is based on corporate performance and varies in accordance with the market price of our common stock. This results in greater potential variability in the individual’s total compensation from year-to-year. In designing and administering the components of the executive compensation program, the committee strives to balance short and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

In general, we use the benchmarking data described above to allocate between annual compensation and long-term compensation (excluding retirement benefits) and between cash compensation and equity compensation. We believe it is customary to have annual and long-term performance awards payable in cash, as well as awards that result in the issuance of shares.

The following is a description of each element of our executive compensation program, along with a discussion of the decisions of, and action taken by, the committee with respect to each such aspect of compensation for 2014.

Salary and Annual Bonus/Non-Equity Incentive Plan Compensation

An executive’s basic annual cash compensation package consists primarily of a base salary and the opportunity to earn payments under the Tenneco Value Added Incentive Compensation Plan, which we call the TAVA Plan. Some of our executive officers participate in a separate executive bonus plan that is designed to meet the requirements of Section 162(m) of the Internal Revenue Code, but under which payout determinations are made consistent with the payout determinations under the TAVA Plan (subject to maximum limitations established for Section 162(m) purposes). References in this proxy statement to the TAVA Plan also cover this separate plan.

The TAVA Plan provides for annual incentive payments based on objective and subjective determinations regarding corporate performance. These elements of compensation are customary within our industry.

The 2014 salary levels established for our named executive officers were designed to be, in general, in the 50th percentile range when compared to the salaries set by the companies in the compensation surveys reviewed as set forth above. For 2014, salary increases were 3.8% for Mr. Sherrill, 3.6% for Mr Trammell, 3.1% for Mr. Nair, 3.3% for Mr. Fornos, 3.0% for Mr. Jackson, and 3.0% for Mr. Yanos over 2013 levels and consistent with market movement.

The following table shows the base salary and 2014 annual TAVA Plan bonus target for each named executive officer for 2014:

Named Executive Officer	2014 Salary	2014 Annual Cash Incentive Target as % of Salary
Gregg M. Sherrill	$1,081,000	125%
Kenneth R. Trammell	580,000	85%
Hari N. Nair	752,500	97%
Josep Fornos (1)	600,000	85%
Timothy E. Jackson	477,500	80%
Neal A. Yanos	492,300	80%

(1)	Reflects new base salary rate and annual incentive target for promotion effective November 1, 2014. Prior to the promotion, Mr. Fornos’ base salary was $580,800 and his target bonus was 80%.

The TAVA Plan target payment levels established for our named executive officers for 2014 were also designed to be, in general, in the 50th percentile range when compared to target levels for similar payments set by the companies in the compensation surveys reviewed as described above. Like executives at peer companies, our named executive officers had the potential to earn payouts above or below the target under the TAVA Plan based on our actual company performance. We use EVA improvement as the performance metric for the TAVA Plan because we believe that strong EVA improvement performance is correlated with stockholder returns and that making business and investment decisions based on EVA balances cash-oriented and earnings-oriented results. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management.

Under the TAVA Plan, each year our management develops EVA improvement goals and recommends them to the committee. The committee reviews those EVA improvement goals, other information provided by management and performance data provided by the independent compensation consultant and adopts the goals the committee determines appropriate. At the conclusion of each year, the committee approves incentive award payments to named executive officers based on the degree of achievement of the goals established for that year and on judgments of performance. We base 75% of an individual’s award on a formula tied to our corporate achievement of pre-established EVA improvement objectives. The terms of the TAVA Plan allow the committee to reduce this portion of the award based on factors that the committee considers relevant. The other 25% of an individual’s award is based on the committee’s discretionary determination of our corporate performance and other relevant factors. Each participant’s payout under the TAVA Plan is capped at two times his or her target, except as the committee otherwise determines.

For 2014, an EVA improvement of $15 million over EVA for 2013 would have resulted in a named executive officer being eligible to receive an EVA-based bonus equal to 100% of the target bonus amount. For 2014, an EVA improvement of $46 million over EVA for 2013 would have resulted in a named executive officer being eligible to receive an EVA-based bonus equal to two times the target bonus amount. Our EVA improvement performance for 2014 was an improvement of $17 million, which was the level of performance required for this portion of the TAVA bonus to be paid at the 106.5% of target level.

In determining the actual payout under the TAVA Plan for 2014, the committee also considered various other factors, including the following:

•	Our strong operating performance in 2014;

•	The improving trend during the year in our Ride Performance division;

•	The strong performance in our Clean Air division despite lower than expected commercial vehicle volumes;

•	A 70 basis point increase year-over-year on value add EBIT margin; and

•	Recommendations from the CEO for certain executives, based upon individual performance.

Weighing all of these factors, the committee declared the EVA-based portion of the bonus at 106.5% of target and also determined that the 25% portion of each executive’s TAVA Plan award would be declared at 106.5% of the target level. Based on the recommendation of Mr. Sherrill, the committee applied further discretion to the payout for various members of management. This discretion results in an additional payout to Mr. Trammell for his role in the company’s achievement of outstanding performance in spite of exigent pressure on the company and to Mr. Fornos for his role in achieving cost savings in certain areas of the business. The committee also determined to provide an additional payout to Mr. Sherrill in light of his leadership of the company to outstanding performance in spite of exigent pressure on the company. Mr. Yanos’ payout was made per his separation agreement. In sum, the discretion exercised by the committee resulted in a net reduction of payouts of $70,000 from the amount that would have been payable if all participants’ payouts had been made at 106.5% of target.

The following table illustrates the target, maximum and actual TAVA Plan payments for our named executive officers for 2014:

	Annual Bonus Plan 2014 Target and Maximum				Annual Bonus Plan 2014 Payouts
	75% (EVA Based)		25% Discretionary			25% Discretionary
	Target	Maximum	Target	Maximum	75% EVA			Total
Mr. Sherrill	$1,013,437	$2,026,874	$337,813	$675,626	$1,079,311	$503,678	(1)	$1,582,989
Mr. Trammell	$369,750	$739,500	$123,250	$246,500	$393,784	$183,766	(2)	$577,550
Mr. Nair	$547,444	$1,094,888	$182,481	$364,963	$583,028	$194,342		$777,370
Mr. Fornos (3)	$353,207	$706,414	$117,736	$235,472	$376,166	$150,466	(4)	$526,632
Mr. Jackson	$286,500	$573,000	$95,500	$191,000	$305,123	$101,707		$406,830
Mr. Yanos	$295,380	$590,760	$98,460	$196,920	$314,579	$62,917		$377,496	(5)

(1)	The committee adjusted Mr. Sherrill’s payout by an additional 10% or $143,908.

(2)	The committee adjusted Mr. Trammell’s payout by an additional 10% or $52,505.

(3)	Reflects pro rata adjustments due to promotion effective November 1, 2014.

(4)	The committee adjusted Mr. Fornos’ payout by an additional 5% or $25,079.

(5)	Reflects amount payable pursuant to Mr. Yanos’ separation agreement.

Long-Term and Stock-Based Incentives

Our long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with stockholder interests. The current plan — the 2006 Long-Term Incentive Plan — permits a variety of awards including stock options, restricted stock, stock equivalent units and performance units. These awards are based on an analysis of competitive levels of similar awards. As noted above, as an individual’s level of responsibility increases, a greater portion of his or her compensation is variable performance-related compensation in the form of long-term and stock-based awards.

The company has a long-term and stock-based compensation program for our named executive officers that generally is comprised of (1) stock options which generally vest in 1/3 increments over three years, (2) awards of restricted stock which generally vest in 1/3 increments over three years, and (3) cash-settled long-term performance units (“LTPUs”) which are generally earned over a three-year performance period and paid after the end of the performance period. Each year, typically at its meeting in January or February, the committee reviews and approves LTPU award amounts earned for the most recent performance period, and determines the size and distribution of long-term and stock based grants for our named executive officers for the new year.

Historically, we have granted awards of the type described above to our named executive officers that are designed, in general, to place our named executive officers at approximately the 50th percentile range when compared to the value of similar awards granted by peer companies to their executives, based on the committee’s assumptions regarding future corporate performance and other factors. Our named executive officers have the opportunity for the value actually realized from these awards to be above or below the 50th percentile based on our actual corporate performance. Based on a review of competitive market practices, the value of our long-term incentive awards during 2014 were allocated as follows: 30% to stock options; 30% to restricted stock; and 40% to LTPUs.

LTPUs are denominated in dollar targets (“Target Value”) and are payable based 50% on our total stockholder return (stock price appreciation adjusted for any dividends) (“TSR”) relative to the TSR of the companies in the S&P 500, 30% based on our EBITDA (as described below) and 20% based on our FCF (as described below) during the performance period. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. The committee determined to include EBITDA and FCF as part of our LTPU program so that our program would incorporate multiple metrics that are key to our delivering sustainable performance. The LTPUs are payable at the end of a three-year performance period. The LTPUs granted in 2012 were paid in early 2015 based on our 2012 through 2014 performance, as described below. The LTPUs granted in 2013 will be payable in early 2016 based on our 2013 through 2015 performance. The LTPUs granted in 2014 will be payable in early 2017 based on our 2014 through 2016 performance.

For these purposes, (i) “EBITDA” is our earnings before interest, taxes, depreciation, amortization and non-controlling interests, adjusted for (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (f) acquisitions or divestitures; and (ii) “FCF” is our operating cash flow less cash interest payments, net cash tax payments and distributions to non-controlling interest partners, excluding the impact of acquisitions and divestitures.

For the LTPUs granted in 2012, 2013 and 2014, a named executive officer earns a percentage of the LTPUs Target Value based on performance as set forth below.

For Relative TSR Performance — 50% of Total Target Value (“TSR Target Value”)

Company TSR Percentile Ranking	Percent of TSR Target Value
> 75th	200% (maximum)
50th	100% (target)
40th	50% (threshold)
< 40th	0%

For Cumulative EBITDA Performance — 30% of Total Target Value (“EBITDA Target Value”)

Cumulative EBITDA as % of Target	Percent of EBITDA Target Value
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

For Cumulative FCF Performance — 20% of Total Target Value (“FCF Target Value”)

Cumulative FCF as % of Target	Percent of FCF Target Value
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

Payouts are prorated for performance between the levels presented above.

For the LTPUs granted in 2012, the committee’s target levels of performance for the 2012 through 2014 period and our actual level of performance were as follows:

Performance Measure	Percentage of Total Target Value	Target Performance	Actual Performance	Actual Performance as Percentage of Target Performance	Payout (Percentage of Target)
TSR v. TSR of S&P 500	50%	50th Percentile	63rd Percentile (93.1% total stockholder return) (1)	N/A	151.2%
Cumulative EBITDA	30%	$2.429 billion	$2.156 billion	88.8%	71.9%
Cumulative FCF	20%	$416 million	$351 million	84.4%	60.9%

(1) Based on a 20-day average stock price at the end of 2011 and 2014.

Based on this performance, the scheduled cash payment under these LTPUs was made in early 2015, with award holders receiving payouts equal to approximately 109.4% of the target amount of the applicable award.

Employment Agreements

In January 2007, Mr. Sherrill joined us as our Chief Executive Officer. We entered into an employment agreement with him that is described under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

In general, we do not have employment agreements with our other executives. However, for historical and practical reasons, there are three exceptions among our named executive officers.

In late 1999, we emerged as an independent, stand-alone public company and, at that time, we entered into employment agreements with our then top eight executive officers. For 2014, we had two named executive officers, Mr. Nair and Mr. Jackson, with legacy employment agreements that established various terms and conditions of their employment as described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements”.

In addition, Mr. Fornos is employed by our European operations and resides in Europe, where employment agreements are commonplace. As such, he has an employment agreement that is customary for a European employee as described under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Retirement Plans

We offer to our U.S.-based salaried employees, including our U.S.-based named executive officers, a customary, tax-qualified defined contribution retirement (401(k)) plan that provides benefits as described under “Summary Compensation Table.” For 2014, we provided a company match on employee contributions of 100% on the first three percent of an employee’s pay and 50% on the next two percent of an employee’s pay, which we believe to be in line with prevailing practices for major U.S. corporations. In addition to this matching contribution, we also provide a company contribution equal to 2% of salary for persons hired on or after April 1, 2005. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005.

For those U.S.-based executives hired before April 1, 2005, we offered defined benefit retirement plans that we believed were customary for the automotive industry and were consistent with similar plans maintained by the consolidated Tenneco Inc. prior to our becoming a stand-alone public company in 1999. These plans included (i) a customary tax-qualified retirement plan that was generally available to all U.S.-based salaried employees (see “—Post Employment Compensation”); (ii) a supplemental executive retirement plan, which we call the “SERP” (see “—Post Employment Compensation — Tenneco Supplemental Retirement Plan”); and (iii) a key executive pension plan, which we call the “KEPP” and was applicable to only five employees who were deemed critical to our success at the time of the 1999 separation transactions (see “— Post Employment Compensation — Tenneco Supplemental Pension Plan”).

Effective December 31, 2006, we froze our defined benefit retirement plans for certain employees and replaced them with additional benefits under defined contribution retirement plans. Prior earned benefits under the defined benefit retirement plans were, however, preserved.

To address the loss of future benefits associated with the freeze, we amended our qualified defined contribution retirement plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. These additional contributions, which we refer to as “Company Retirement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit retirement plan in connection with the freeze. Company Retirement Contributions are also provided to employees hired after the freeze in an amount equal to 2% of compensation. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution retirement plan. Our named executive officers and other senior managers are eligible to participate in this plan, with allocations under the plan generally calculated in the same manner as under the applicable existing defined contribution retirement plan, except that (i) Company Retirement Contributions under the plan are made based on compensation that includes bonus compensation payable in accordance with the TAVA Plan formula and (ii) contributions under this plan are based on compensation in excess of the Section 401(a)(17) limitations of the Internal Revenue Code.

Under the terms of his employment agreement, our Chief Executive Officer is entitled to an age-graded benefit based on his total compensation (including bonus compensation) in excess of the limitations under Section 401(a)(17) of the Internal Revenue Code and a multiple of 1.5. In addition, in December 2007, the committee granted our Chief Financial Officer an enhanced benefit equal to an age-graded benefit based on his total compensation (including bonus compensation) in excess of the limitations under Section 401(a)(17) of the Internal Revenue Code and a multiple of 2.0. The committee granted these enhanced benefits based on competitive data provided by our compensation consultant.

Two of our executives — Mr. Nair and Mr. Jackson — had employment agreements that provided for their participation in the SERP and/or KEPP. As a result, we did not freeze the SERP/KEPP for these officers. Instead, each such executive voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for Company Retirement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the officer’s age at retirement.

Mr. Fornos participates in our defined contribution retirement plan for senior management based in Spain pursuant to which we make an annual contribution in the amount of 8% of Mr. Fornos’ base salary.

Perquisites

As is customary for European senior managers, Mr. Fornos receives a housing allowance, company car and tax equalization payments pursuant to his employment agreement. No other Tenneco named executive officers receive perquisites or a perquisite allowance.

Severance Benefits

Under his employment agreement, we have agreed to pay our Chief Executive Officer two times his then current salary if we terminate his employment other than for disability, cause or in connection with a change in control. We view these benefits as customary and a key element of the recruiting and retention of executives in light of company and industry specific factors. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Under the terms of his employment agreement, if Mr. Jackson is terminated by us other than in connection with a change in control or for death, disability or non-performance of duties, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards will be vested, subject to approval by our board of directors, his stock options will remain exercisable for at least 90 days and he will receive one year of post-termination health and welfare benefits. We established these severance benefits at the time of the 1999 separation transaction based on the severance offered by the former consolidated Tenneco Inc.

Mr. Nair retired as Chief Operating Officer effective January 6, 2015 and the company entered into a Retirement Agreement and General Release dated December 30, 2014, described below under “----Other Potential Post-Employment Compensation----Departed Executives”.

Under the terms of his employment agreement, Mr. Fornos is entitled to two years of salary and bonus continuation if he is terminated by us other than for serious negligence or serious misconduct, which we believe is customary in the European marketplace.

Otherwise, we maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. The benefits payable under this plan are described under “—Other Potential Post-Employment Compensation — Other Severance Benefits.” This plan was originally adopted in the 1990s based on prevailing practices at other major U.S. corporations and, after several amendments, we continue to believe it reflects these prevailing practices.

Change in Control

We maintain a Change in Control Severance Benefit Plan for Key Executives to enable us to retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Our plan applies to our top eleven executive officers and generally provides for cash benefits consisting primarily of a multiple (two or three times) of an executive officer’s annual salary and annual targeted cash incentive if the executive officer is actually terminated (other than for cause, death or disability) or constructively terminated within two years following a change of control. See “— Other Potential Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.” Our current Change in Control Severance Benefit Plan for Key Executives was adopted in 2007. Mr. Sherrill’s employment agreement provides that, under this plan, Mr. Sherrill’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his target bonus.

Under the terms of the employment agreement entered into with Mr. Jackson in 1999, our change in control plan as in effect in 1999 continues to apply to him. The principal difference for Mr. Jackson’s purposes are (i) rather than using annual targeted cash incentive to determine payments, the plan uses the higher of the target and the average payout over the prior three years, and (ii) Mr. Jackson’s payouts are based on a three times salary/annual incentive multiple, versus the two times multiple to which he would be entitled under our current plan and (iii) the plan allows Mr. Jackson to voluntarily separate from the company following a change in control to be paid benefits under the plan. See “— Other Potential Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.”

In addition, the terms of our 2006 Long-Term Incentive Plan, as amended (and our prior plans), provide for awards to vest upon a change of control, unless the committee otherwise provides in any award agreement.

Equity Award Policy

Our board of directors has adopted a formal policy regarding compensatory awards in the form of our common stock or any common stock derivative, such as restricted stock, options, stock appreciation rights and stock equivalent units. Under the policy, in general, equity awards must be approved by the committee or the full board of directors. Typically, the committee will make annual awards that it determines to be appropriate at its meeting held in January or February. The committee also has the authority to make interim awards in its discretion. The strike price of any option or stock appreciation right must be the fair market value of a share of our common stock on the date of grant as determined under the 2006 Long-Term Incentive Plan (which is the average of the highest and lowest sales price of a share of our common stock on the date of grant).

Our policy also permits a committee of management to make awards in certain cases. The management committee consists of our Chief Executive Officer, General Counsel and our most senior human resources executive. The management committee has the authority to make equity awards to (i) newly hired employees and (ii) employees who are promoted during the course of a year. The awards can be made only in amounts necessary to provide the employee with awards consistent with the amount of awards most recently made to employees of the same salary grade level, pro-rated based on when the employee was hired or promoted. The total number of shares that the management committee can issue under this board of directors policy is 100,000. The management committee is not authorized to make awards to new or promoted employees whom we would typically consider to be at the most senior management or executive officer level.

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our senior officers. We believe our guidelines further align management’s and stockholders’ interests and we based the guidelines on practices at comparable companies. Based upon the committee’s review, in July 2013, the guideline for the Non-Management Members of our Board of Directors was increased to 5x annual retainer fee and, in October 2013, the guideline for the Chairman/Chief Executive Officer was increased to 6x annual base pay. The individual guidelines are:

•	6 x annual base salary for the Chairman/Chief Executive Officer;
•	4 x annual base salary for the Chief Operating Officer and Chief Financial Officer;
•	5 x annual retainer fee for the Non-Management Members of our Board of Directors;
•	3 x annual base salary for the Executive Vice Presidents and Senior Vice Presidents; and
•	1 x annual base salary for Vice Presidents.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the participant or an immediate family member that shares the same household; (ii) shares held in our defined contribution plans; (iii) restricted stock issued by us, whether or not vested; and (iv) shares or share equivalent units underlying deferred fees paid to directors.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and executive officers, including the named executive officers, are in compliance with the guidelines either through maintaining the requisite level of ownership or being within the “ramp up” period to achieve the requisite level of ownership under the policy.

Anti-Hedging Policy and Trading Restrictions

Our insider trading policy limits the timing and types of transactions in our securities by our directors, executive officers and certain other employees. These persons are permitted to trade in our securities only during window periods (following earnings releases) and, in some cases, only after they have pre-cleared transactions with our general counsel. In addition, the policy provides that none of our directors, executive officers or other employees may engage in the following transactions:

•	trading in Tenneco securities on a short-term basis;

•	purchasing Tenneco securities on margin;

•	short-selling Tenneco securities; and

•

entering into transactions designed to hedge the risks and benefits of ownership of Tenneco securities, including the purchase and/or sale of options, warrants, puts, calls and other derivative securities, as well as any other transaction that is designed to hedge or offset, or that has the effect of hedging or offsetting, any change in the value of Tenneco securities.

Anti-Pledging Policy

We have adopted a policy under which our directors and executive officers are prohibited from pledging our securities as collateral for a loan.

Clawback Policy

We have a policy whereby we will, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (2) our Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The committee will continue to review its clawback policy as rulemaking is adopted regarding clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the Chief Executive Officer or one of the company’s other three most highly compensated executives who is employed on the last day of the year. Non-discretionary “performance-based compensation,” as defined under Internal Revenue Service rules and regulations, is excluded from this $1 million limitation.

Our compensation programs are structured to support organizational goals and priorities and stockholder interests. The committee has not in the past had, and does not currently have, a policy requiring all compensation to be deductible under Section 162(m).

In January 2014, the committee determined that it was in the company’s best interests to adopt a new annual cash incentive compensation plan that is designed to meet the requirements for performance-based compensation under Section 162(m). Accordingly, we adopted an Executive Bonus Plan under our Amended and Restated 2006 Long-Term Incentive Plan.

Our restricted stock is not considered performance-based compensation under Section 162(m) because it vests solely on the basis of the individual’s continued employment over a defined period of time. The subcommittee makes grants of LTPUs and stock option awards that are generally designed to incorporate the applicable requirements for “performance-based compensation” under IRS rules and regulations.

In general, we seek to preserve the tax deductibility of executive compensation only to the extent practicable and consistent with our overall compensation philosophies. We do not make compensation determinations based on the accounting treatment of any particular type of award.

Summary Compensation Table

The following table shows the compensation that we paid to: (1) our Chief Executive Officer; (2) our Chief Financial Officer; (3) each of our next three most highly compensated executive officers who were serving at the end of 2014 based on total compensation less the increase in actuarial value of defined benefits and any above market or preferential earnings on non tax-qualified deferred compensation; and (4) a former executive who would have been among the group described in clause (3) but for the fact that he was no longer serving as an executive at the end of 2014. We refer to these individuals collectively as the “named executive officers.” The table shows amounts paid to the named executive officers for all services provided to our company and its subsidiaries for 2012, 2013 and 2014 (except in the case of Mr. Jackson, for whom information is presented only for 2014, as he was not a named executive officer in 2012 or 2013).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value(4) ($)	All Other Compensation(5) ($)	Total ($)
Gregg M. Sherrill Chairman and CEO	2014	1,081,000	503,678	1,637,980	1,317,708	3,486,111	—	349,819	8,376,296
	2013	1,043,130	342,603	1,679,755	1,583,827	1,425,269	—	161,856	6,236,440
	2012	1,012,748	322,813	1,630,120	1,533,341	3,242,925	—	339,876	8,081,823
Kenneth R. Trammell Executive Vice President and CFO	2014	580,000	183,766	485,321	390,470	1,006,424	155,519	112,952	2,914,452
	2013	559,676	124,997	497,645	469,256	479,710	(129,475)	123,009	2,124,818
	2012	533,025	115,533	414,935	390,396	940,921	91,113	170,453	2,656,376
Hari N. Hair (6) Chief Operating Officer	2014	752,500	194,342	636,973	512,477	1,458,228	1,605,547	54,337	5,214,404
	2013	730,191	186,192	653,220	615,913	739,186	63,623	111,260	3,099,495
	2012	708,923	175,352	592,782	557,577	1,298,187	1,561,880	158,075	5,052,776
Josep Fornos (7) Executive Vice President, Ride Performance	2014	583,026	150,466	333,669	268,384	890,346	—	108,570	2,334,461
	2013	568,618	119,524	311,042	293,315	437,915	—	114,199	1,844,613
	2012	533,832	108,893	348,243	327,585	749,701	—	171,562	2,239,816
Timothy E. Jackson EVP Technology, Strategy & Business Development	2014	477,500	101,707	303,305	244,014	800,933	411,656	53,315	2,392,430
Neal A. Yanos (8) Executive Vice President, Clean Air Division	2014	451,275	62,917	333,669	268,384	828,759	871,638	54,337	2,870,979
	2013	477,893	100,453	342,178	322,598	391,799	(110,511)	70,178	1,594,588
	2012	455,136	92,848	348,243	327,585	798,963	138,470	106,743	2,267,988

(1)

The amounts under the column entitled “Bonus” in the table above are comprised of the portion of the named executive officer’s bonus under our TAVA Plan that is not tied to EVA performance. See “—Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Annual Bonus/Non-Equity Incentive Plan Compensation.”

(2)

The stock award totals for a year reflect the grant date fair value of all restricted stock awarded during such year. See note 8 of our consolidated financial statements for the year ended December 31, 2012 for a description of how the 2012 data was computed; note 8 of our consolidated financial statements for the year ended December 31, 2013 for a description of how the 2013 data was computed; and note 8 of our consolidated financial statements for the year ended December 31, 2014 for a description of how the 2014 data was computed.

(3)

The amounts under the column entitled “Non-Equity Incentive Plan Compensation” in the table above are comprised of (a) the portion of the named executive officer’s payment under our TAVA Plan that is linked to EVA performance and (b) the named executive officer’s long-term performance unit payment for the 2010 through 2012 performance period, the 2011 through 2013 performance period and the 2012 through 2014 performance period, respectively. See “—Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Annual Bonus/Non-Equity Incentive Plan Compensation”. The amounts for 2014 are set forth below:

Name	Non-Discretionary TAVA Payout	2012-2014 LTPU Payout
Mr. Sherrill	$1,079,311	$2,406,800
Mr. Trammell	$393,784	$612,640
Mr. Nair	$583,028	$875,200
Mr. Fornos	$376,166	$514,180
Mr. Jackson	$305,123	$495,810
Mr. Yanos	$314,579	$514,180

(4)

As described below under “Post-Employment Compensation,” we traditionally maintained defined benefit and supplemental pension plans for our U.S. senior management (although future benefit accruals were frozen for most employees as of December 31, 2006 as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits”). Messrs. Sherrill and Fornos do not participate in any defined benefit plan sponsored by us.

(5)	The amounts under the column entitled “All Other Compensation” in the table above for 2014 are comprised of the following:

Name	Perquisites and Other Personal Benefits(a)	Life Insurance Premiums		Other(b)	Registrant Contributions to Defined Contribution Plans(c)
Mr. Sherrill	$—	$3,932		$—	$345,887
Mr. Trammell	$—	$2,109		$—	$110,843
Mr. Nair	$—	$2,737		$—	$51,600
Mr. Fornos	$19,791	$15,356	(d)	$26,972	$46,451
Mr. Jackson	$—	$1,738			$51,577
Mr. Yanos	$—	$2,737		$—	$51,600

(a)

Perquisites and other personal benefits for Mr. Fornos reflect his company car allowance. The amount of the perquisite allowances and personal benefits reflected in the table equals actual cash expenditures made by our company.

(b)

Represents expatriate benefits (temporary housing) relating to Mr. Fornos’ assignment in Europe. Under our expatriate policy, we reimburse employees for certain expenses that they incur as a result of an expatriate assignment.

(c)

For our U.S. named executive officers, we offer retirement benefits through a 401(k) savings plan. Under the plan, subject to limitations in the Internal Revenue Code, participants may elect to defer up to 75% of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. For 2014, we provided a company match on an employee’s contribution of 100% on the first three percent of an employee’s pay and 50% on the next two percent of an employee’s pay. In addition, as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits,” we implemented additional company contributions and a new excess defined contribution plan in connection with the December 31, 2006 freezing of our defined benefit plans. All matching contributions vest immediately. Additional company contributions vest upon the named executive officer’s third anniversary with Tenneco. For Mr. Fornos, we maintain a defined contribution retirement plan to which we make an annual contribution on behalf of Mr. Fornos equal to 8% of his salary. All contributions vest immediately.

(d)	Represents the cost of one policy covering both life and disability.

(6)	Mr. Nair retired as our Chief Operating Officer effective January 6, 2015.

(7) Mr. Fornos is paid in Euros. Cash payments and contributions have been converted to U.S. Dollars based on an average exchange rate from Euro to U.S. Dollar of 1.320/1 for 2014; 1.330/1 for 2013, and 1.286/1 for 2012.

(8)	Mr. Yanos left our company effective November 30, 2014.

Grants of Plan-Based Awards During 2014

The following table shows certain information regarding grants of plan-based awards we made to the named executive officers during 2014.

Grants of Plan-Based Awards During 2014

Name	Grant date		Threshold ($)	Estimated Future Payout Under Non-Equity Incentive Plan Awards Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Sherrill	1/15/2014	(2)		1,013,437	2,026,874
	1/15/2014	(3)	1,080,000	2,160,000	4,320,000
	1/15/2014					29,130			1,637,980
	1/15/2014						49,800	$56.23	1,317,708
Mr. Trammell	1/15/2014	(2)		369,750	739,500
	1/15/2014	(3)	320,000	640,000	1,280,000
	1/15/2014					8,631			485,321
	1/15/2014						14,757	$56.23	390,470
Mr. Nair	1/15/2014	(2)		547,444	1,094,888
	1/15/2014	(3)	420,000	840,000	1,680,000
	1/15/2014					11,328			636,973
	1/15/2014						19,368	$56.23	512,477
Mr. Fornos	1/15/2014	(2)		353,207	706,414
	1/15/2014	(3)	220,000	440,000	880,000
	1/15/2014					5,934			333,669
	1/15/2014						10,143	$56.23	268,384
Mr. Jackson	1/15/2014	(2)		286,500	573,000
	1/15/2014	(3)	200,000	400,000	800,000
	1/15/2014					5,394			303,305
	1/15/2014						9,222	$56.23	244,014
Mr. Yanos	1/15/2014	(2)		295,380	590,760
	1/15/2014	(3)	220,000	440,000	880,000
	1/15/2014					5,934			333,669
	1/15/2014						10,143	$56.23	268,384

(1)

Represents awards of restricted stock and stock options under our 2006 Long-Term Incentive Plan. One-third of the options and restricted stock vest on each of the first three anniversaries of the grant date.

(2)

Represents targeted and maximum incentive payouts that are paid based on our corporate performance against Economic Value Added (“EVA®”) goals under the TAVA Plan as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Bonus and Non-Equity Incentive Plan Awards.” These amounts represent 75% of each named executive officer’s total opportunity under the TAVA Plan related to EVA performance (the remaining 25% being discretionary). There is no threshold payout for 2014.

(3)

Represents threshold, targeted and maximum payouts that are paid based on our corporate performance against goals relating to relative total stockholder return, EBITDA and free cash flow under long-term performance units granted under our 2006 Long-Term Incentive Plan as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Bonus and Non-Equity Incentive Plan Awards.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Bonus and Non-Equity Incentive Plan Awards

Amounts reflected in the Summary Compensation Table for 2012 through 2014 under the column entitled “Bonus” and “Non-Equity Incentive Plan Compensation” are (a) payments under the Tenneco Value Added Incentive Plan (“TAVA Plan”) and (b) payments in respect of our long-term performance unit for the 2010 through 2012 performance period, the 2011 through 2013 performance period and the 2012 through 2014 performance period.

The TAVA Plan was developed initially with Stern Stewart & Co., a firm with expertise in EVA® based incentive programs. Each year, the committee establishes an EVA improvement target under the TAVA Plan. At the conclusion of each year, the committee approves incentive award payments based on the degree of achievement of the goals established for that year and on judgments of performance. We base 75% of an individual’s award on a formula tied to our corporate achievement of pre-established EVA objectives. We use EVA as the performance metric for the TAVA Plan because we believe that strong EVA performance is correlated with stockholder returns and that making business and investment decisions based on EVA balances cash-oriented and earnings-oriented results. However, the TAVA Plan also provides the committee the discretion to adjust this portion of the award based on other factors that the committee considers relevant. We base 25% of an individual’s award on the committee’s discretionary determination of our corporate performance and other relevant factors. In general, a participant is entitled to a pro rata bonus if his or her employment is terminated due to death, disability or retirement. Some of our executive officers participate in a separate executive bonus plan that is designed to meet the requirements of Section 162(m) of the Internal Revenue Code, but under which payout determinations are made consistent with the payout determinations under the TAVA Plan (subject to maximum limitations established for section 162(m) purposes). References in this proxy statement to the TAVA Plan also cover this separate plan. See “—Compensation Discussion and Analysis” for a discussion of specific determinations under the TAVA Plan for 2014. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Stewart & Co.

In addition to the TAVA Plan payout for 2014 performance, a payment of $1,448 for Mr. Trammell, $2,071 for Mr. Nair, $899 for Mr. Fornos, $1,222 for Mr. Jackson, and $1,218 for Mr. Yanos was paid in early 2015 in respect of amounts held in the individual’s bonus bank. After giving effect to those payments, $2,895, $4,143, $1,798, $2,443, and $2,436 remained credited to the bonus bank of Messrs. Trammell, Nair, Fornos, Jackson, and Yanos respectively.

We award long-term performance units (“LTPUs”) under our 2006 Long-Term Incentive Plan that are denominated in dollars. These LTPUs are payable in cash based 50% on our relative TSR compared to the TSR of the companies in the S&P 500, 30% based on our EBITDA and 20% based on our FCF. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. These LTPUs are payable at the end of a three-year performance period. Subject to the terms of any employment agreement, these LTPUs are generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement, unless the committee determines otherwise. In the event of termination due to death or disability, the LTPUs pay out at 100% of target. In the event of retirement, the award holder receives a pro rata payment equal to the amount he would have earned had he continued employment until the end of the applicable performance period multiplied by the percentage of the performance period during which he was employed by us.

Stock Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Stock Awards” represent awards of restricted common stock under our 2006 Long-Term Incentive Plan. See “—Grants of Plan Based Awards During 2014.” Our restricted stock awards vest one-third per year during the three years after the grant date, subject to the officer’s continued employment. Subject to the terms of any employment agreement, the unvested portion of these awards is generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. All restrictions lapse upon death, disability or retirement.

Option Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Option Awards” represent awards of nonqualified options to purchase common stock granted to each named executive officer under our 2006 Long-Term Incentive Plan. See “— Grants of Plan Based Awards During 2014.” The awards vest one-third per year during the three years after the grant date, subject to the officer’s continued employment, and have a seven-year term. Subject to the terms of any employment agreement, the unexercised portion of these awards is generally forfeited by a participant on the date his or her employment is terminated other than due to death, disability or retirement. In the event of death, disability or retirement, the options become fully exercisable and remain exercisable for a period specified in the applicable award agreement.

Employment Agreements

In January 2007, we entered into an agreement with Mr. Sherrill that sets forth certain terms and conditions of his employment with our company. The agreement provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Sherrill’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his target bonus. See “— Post-Employment Compensation — Other Potential Post-Employment Compensation” for a discussion of the other benefits afforded under the Change in Control Severance Benefit Plan for Key Executives. The agreement also provides that, other than in connection with a change in control, if Mr. Sherrill’s employment is terminated by us other than for disability or cause, he will be paid two times his then current annual salary. The employment agreement also provides for participation in an excess non-qualified defined contribution plan as described elsewhere herein and for participation in other benefit plans we offer our employees generally.

Mr. Jackson is party to an agreement with us, originally entered into in 1999, that sets forth certain terms and conditions of his employment with our company. The employment agreement provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Jackson’s cash payment in connection with a change in control termination would equal three times the total of his then current base salary plus the higher of (i) his highest annual target bonus over the prior three years and (ii) his average bonuses for the prior three years. The employment agreement also provides that, other than in connection with a change in control, if Mr. Jackson’s employment is terminated by us other than for death, disability or nonperformance of duties, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding awards under our stock incentive plans would be vested, subject to Board approval, his stock options would remain exercisable for at least 90 days and he would receive one year of post-termination health and welfare benefits. Pursuant to the terms of his employment agreement, Mr. Jackson is guaranteed a minimum annual base salary of $327,600 and a minimum annual target bonus of $161,000. The employment agreement also provides for participation in benefit plans we offer to our employees generally, as well as continued participation in supplemental retirement benefit plans as described under “— Post-Employment Compensation.”

Mr. Fornos is party to an agreement with us, entered in 2012, that set forth certain terms and conditions of his employment with our company. The agreement provides that if Mr. Fornos is terminated by us other than for serious negligence or serious misconduct, a two year severance program will be provided. Mr. Fornos’ compensation is to be managed by Tenneco Belgium. Mr. Fornos’ compensation may also include long term incentives such as stock options, restricted stock and a LTPU target, and targets for all of these incentives will require annual Board approvals. The agreement provides that Mr. Fornos will receive medical insurance for himself, his spouse and any dependent children. The agreement also provides for participation in benefits plans covering pension, life and disability and certain perquisites, such as reimbursements for reasonable travel costs from Mr. Fornos’ home residence in Spain to different locations, such as Belgium.

Agreements with Former Executives

On December 3, 2014, we entered into an Agreement and General Release with Mr. Yanos. Pursuant to the Agreement and General Release, (a) Mr. Yanos will receive $492,300 as severance pay, payable in semi-monthly installments, (b) Mr. Yanos will receive 90% of the 2014 bonus to which he would have been entitled under the company’s Executive Bonus Plan had he remained employed, (c) Mr. Yanos’ long-term performance units scheduled to vest in January 2015 became fully vested as of November 30, 2014 and the amount earned and awarded will be paid in early 2015 concurrently with the determinations and payments on these awards with respect to continuing employees (all other long-term performance units were forfeited), (d) Mr. Yanos’ restricted stock and options scheduled to vest in January 2015 became fully vested as of November 30, 2014 and the options will remain exercisable for 90 days (all other unvested restricted stock and options were forfeited) and (e) Mr. Yanos will receive miscellaneous benefits, including certain welfare benefits, outplacement services and a lump sum of $47,337 in lieu of vacation pay.

On December 30, 2014, we entered into a Retirement Agreement and General Release with Mr. Nair pursuant to which he retired from the company’s board of directors on January 6, 2015 and from employment by the company and its related entities on March 31, 2015. Subject to certain conditions, the company will provide Mr. Nair with retirement pay in a gross amount equivalent to $1,505,000 plus the product of two times Mr. Nair’s 2014 annual bonus (payable in a lump sum on December 31, 2015). Until March 31, 2015, Mr. Nair will continue to receive his current salary and will be paid an annual cash incentive bonus for 2014 when bonus payments are disbursed to other executives. Mr Nair’s outstanding stock options, restricted stock and long-term performance units will vest and be exercisable or payable, as applicable, in accordance with the terms of the applicable award agreement and he will receive benefits from the 401(k) and excess benefits plans in accordance with their terms. During the twelve months following his retirement, Mr. Nari and his eligible dependents will continue to participate in the company’s medical and dental benefits plans. Under the agreement, Mr. Nair has committed to certain provisions regarding confidentiality, non-solicitation of employees and customers, non-disparagement and non-competition.

Outstanding Equity Awards at December 31, 2014

The following table shows certain information regarding the outstanding equity awards held by the named executive officers at the end of 2014.

Outstanding Equity Awards at December 31, 2014

					Stock Awards
	Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Mr. Sherrill	80,672	—	19.48	1/14/2017
	49,210	—	45.42	1/18/2018
	58,918	29,459	29.83	1/17/2019	18,234	1,032,227
	26,610	53,220	36.29	1/15/2020	30,858	1,746,871
	—	49,800	56.23	1/14/2021	29,130	1,649,049
Mr. Trammell	21,080	—	19.48	1/14/2017
	12,966	—	45.42	1/18/2018
	14,998	7,498	29.83	1/17/2019	4,640	262,670
	7,884	15,768	36.29	1/15/2020	9,142	517,529
	—	14,757	56.23	1/14/2021	8,631	488,601
Mr. Nair	64,230	—	1.99	1/21/2016
	27,386	—	19.48	1/14/2017
	22,395	—	45.42	1/18/2018
	21,426	10,711	29.83	1/17/2019	6,630	375,324
	10,348	20,696	36.29	1/15/2020	12,000	679,320
	—	19,368	56.23	1/14/2012	11,328	641,278
Mr. Fornos	7,072	—	45.42	1/18/2018
	—	6,293	29.83	1/17/2019	3,894	220,439
	4,928	9,856	36.29	1/15/2020	5,714	323,470
	—	10,143	56.23	1/14/2021	5,934	305,354
Mr. Jackson	27,530	—	1.99	1/21/2016
	13,811	—	19.48	1/14/2017
	7,072	—	45.42	1/18/2018
	6,428	3,213	29.83	1/17/2019	1,988	112,541
	4,816	2,406	38.52	3/20/2019	1,489	84,292
	4,928	9,856	36.29	1/15/2020	5,714	323,470
	—	9,222	56.23	1/14/2021	5,394	305,354
Mr. Yanos (2)	6,293	—	29.83	2/28/2015	—	—
	5,420	—	36.29	2/28/2015
	3,381	—	56.23	2/28/2015

(1)	The vesting dates and number of shares vesting for the unvested options and restricted stock reflected above as of December 31, 2014, are as set forth below.

(2)

Stock options and restricted shares that were to vest in January 2015 were accelerated per the terms of an Agreement and General Release executed between Mr. Yanos and the company as described above under “Agreements with Former Executives.”

Name	Option Vesting Date	Number of Options Vesting	Stock Vesting Date	Number of Shares Vesting
Mr. Sherrill	1/15/2015	16,600	1/15/2015	9,710
	1/16/2015	26,610	1/16/2015	15,429
	1/18/2015	29,459	1/18/2015	18,234
	1/15/2016	16,600	1/15/2016	9,710
	1/16/2016	26,610	1/16/2016	15,429
	1/15/2017	16,600	1/15/2017	9,710

Mr. Trammell	1/15/2015	4,919	1/15/2015	2,877
	1/16/2015	7,884	1/16/2015	4,571
	1/18/2015	7,498	1/18/2015	4,640
	1/15/2016	4,919	1/15/2016	2,877
	1/16/2016	7,884	1/16/2015	4,571
	1/15/2017	4,919	1/15/2017	2,877

Mr. Nair	1/15/2015	6,456	1/15/2015	3,776
	1/16/2015	10,348	1/16/2015	6,000
	1/18/2015	10,711	1/18/2015	6,630
	1/15/2016	6,456	1/15/2016	3,776
	1/16/2016	10,348	1/16/2016	6,000
	1/15/2017	6,456	1/15/2017	3,776

Mr. Fornos	1/15/2015	3,381	1/15/2015	1,978
	1/16/2015	4,928	1/16/2015	2,857
	1/18/2015	6,293	1/18/2015	3,894
	1/15/2016	3,381	1/15/2016	1,978
	1/16/2016	4,928	1/16/2016	2,857
	1/15/2017	3,381	1/15/2017	1,978

Mr. Jackson	1/15/2015	3,074	1/15/2015	1,798
	1/16/2015	4,928	1/16/2015	2,857
	1/18/2015	3,213	1/18/2015	1,988
	3/21/2015	2,406	3/21/2015	1,489
	1/15/2016	3,074	1/15/2016	1,798
	1/16/2016	4,928	1/16/2016	2,857
	1/15/2017	3,074	1/15/2017	1,798

Option Exercises and Stock Vested During 2014

The following table shows certain information regarding options exercised and stock vested during 2014 for the named executive officers.

Option Exercises and Stock Vested During 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
Mr. Sherrill	340,230	15,751,203	44,033	2,503,867
Mr. Trammell	79,390	3,684,428	11,945	679,160
Mr. Nair	—	—	17,350	986,595
Mr. Fornos	25,318	818,104	8,242	468,674
Mr. Jackson	15,000	485,399	7,825	450,325
Mr. Yanos (2)	47,664	1,218,087	9,398	534,431

(1)	Does not give effect to shares withheld to satisfy tax obligations.

Post-Employment Compensation

Pension Benefits Table

The following table shows certain information regarding potential benefits as of December 31, 2014 for the named executive officers under each of our defined benefit retirement plans.

Pension Benefits

Name(1)	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit(4) ($)
Mr. Trammell	Plan 1	9.7	285,039
	Plan 2	9.7	584,164
Mr. Nair	Plan 1	18.8	471,546
	Plan 2	26.8	6,363,684
Mr. Jackson	Plan 1	6.5	277,641
	Plan 2	6.5	408,432
	Plan 3	14.5	5,691,018
Mr. Yanos	Plan 1	17.3	474,370
	Plan 2	17.3	764,497

(1)	Messrs. Sherrill and Fornos do not participate in any defined benefit plan sponsored by us.

(2)

Plan 1 represents the Tenneco Retirement Plan, Plan 2 represents the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan) and Plan 3 represents the Tenneco Supplemental Pension Plan for Management (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan).

(3)	In all cases, the named executive officer’s years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors.

(4)

The present value of accrued benefits was calculated as of December 31, 2014, using the RP-2014 Mortality Table with improvement scale MP-2014 and a 4.10% discount rate, deferred to the unreduced retirement age, with no deferral if the participant’s age on the calculation date is greater than the unreduced retirement age. The unreduced retirement age for Plan 1 is age 62 (normal retirement age is 65). For Plan 2, the unreduced retirement age is age 62 (normal retirement age is 65). For Plan 3, the unreduced retirement age is age 55 (normal retirement is age 65). For Plan 1 and Plan 2, the first year of service is generally excluded as credited service under the plan. For Plan 3, the officer must earn 1,000 hours of service in order to be credited with an additional year of service under the plan. For Plan 2 and Plan 3, lump sum amounts payable at the earliest unreduced retirement age were valued based on the plan’s lump sum provisions, namely the GAR94B mortality table and a 3.04% interest rate along with a 4.10% discount rate and using the RP-2014 Mortality Table with improvement scale MP-2014 for the period between December 31, 2014 and earliest unreduced retirement age.

Tenneco Employees Retirement Plan (formerly Tenneco Retirement Plan for Salaried Employees)

The benefit under the Tenneco Employees Retirement Plan, in which all U.S. salaried employees were eligible to participate until it was frozen as to new participants on April 1, 2005, is based on the participant’s years of service, salary and age at retirement. The monthly benefit formula is 55% of the participant’s final average base pay multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by any benefits accrued under the Pactiv Retirement Plan. (In 1999, we spun off our packaging and administrative services operations. The resulting company, now known as Pactiv Corporation (a subsidiary of Reynolds Group Holdings Limited), became the sponsor of our then-existing qualified defined benefit plan for salaried employees. We adopted the Tenneco Retirement Plan for Salaried Employees (name changed to the Tenneco Employees Retirement Plan effective January 1, 2013), which was patterned after the Pactiv-sponsored plan.) The final average base pay excludes all bonus payments and is the average pay for the last 60 full months of participation in the plan (prior to the plan being frozen). Pay is subject to the Internal Revenue Code Section 401(a)(17) pay limits. If the participant retires prior to the age of 62, the benefit is reduced by an early reduction factor.

Benefits paid under this plan are payable as an annuity only (other than small amounts which may be paid in a lump sum and special lump sums offered to terminated participants in a special window program). The default form of payment for a single participant is the Single Life Annuity, and for a married participant is a Qualified 50% Joint and Survivor Annuity. Other forms of benefit payments available include the 100% Joint and Survivor Annuity, the 75% Joint and Survivor Annuity, and the Ten Year Certain and Life Annuity.

As described below, we froze this plan for salaried employees effective December 31, 2006 so that benefits were frozen for salaried employees at the level in effect as of that date and no future benefits will be accrued under the plan.

Tenneco Supplemental Retirement Plan

The benefit under the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan), is based on the participant’s years of service, salary and bonus and age at retirement. The purpose of the plan is to include bonuses in determining retirement payments, which is not done under the Tenneco Employees Retirement Plan and which we believe provided a level of retirement benefit that was common in manufacturing companies. The monthly benefit formula is 55% of the participant’s final average compensation multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by the accrued benefits from the Tenneco Employees Retirement Plan and the Pactiv Retirement Plan. The final average compensation for this plan is the sum of the participant’s average base pay plus the average bonus pay, where the average is determined as the highest three out of the past five calendar years (prior to the plan being frozen, as applicable, and without regard to Internal Revenue Code limits). If the participant retires prior to the age of 62, the benefit will be reduced by an early reduction factor.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

This plan applied to our approximately top 60 managers. As described below, effective December 31, 2006, this plan was frozen as to substantially all managers at the level in effect as of that date so that no future benefits will be accrued under the plan. Mr. Nair did not have his benefits frozen. However, he agreed to a voluntary reduction in benefits under this plan as described below under “- 2006 Changes in Defined Benefits.”

Tenneco Supplemental Pension Plan

The accrued benefit under the Tenneco Supplemental Pension Plan (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan), is calculated based on the participant’s years of vesting service and salary and bonus. This plan was implemented in 1999 in connection with the transactions that resulted in our becoming a stand-alone company. The plan was designed to attract and retain key management as we faced the challenges of being highly leveraged in the automotive industry. The monthly benefit formula is the number of years of vesting service multiplied by 4%, subject to a maximum of 50%, multiplied by one-twelfth of the participant’s final average compensation. This amount is then reduced by any accrued benefits from the Tenneco Employees Retirement Plan, the Tenneco Supplemental Retirement Plan and the Pactiv Retirement Plan. The final average compensation for this plan is the sum of the participant’s base pay and bonus payments received during the last 36 months of participation in the plan (prior to the plan being frozen, as applicable, and without regard to Internal Revenue Code limits). Benefits from this plan are available to the participant upon reaching age 55 without any reduction for early retirement.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

As described below, we froze our defined benefits plans as to substantially all of our executives at December 31, 2006. Mr. Jackson was not fully vested in the Supplemental Pension Plan and did not have his benefits frozen. However, he agreed to a voluntary reduction in benefits under this plan as described below under “- 2006 Changes in Defined Benefits.”

2006 Changes in Defined Benefits

In August 2006, we froze, effective December 31, 2006, benefits under our defined benefit pension plans for certain employees and replaced them with additional benefits under defined contribution plans beginning in 2007. Prior earned benefits under the defined benefit plans were, however, preserved. With the exception of certain senior managers, including two named executive officers, who had employment contracts providing for specified benefits (each of whom voluntarily accepted a benefits reduction under non-qualified plans), this freeze impacted all U.S.-based salaried employees (including the U.S. named executive officers) and non-union hourly employees who participated in any of the plans.

To address the loss of benefits associated with the freeze, we amended our existing qualified defined contribution plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. Employees, including executive officers, hired after 2005 receive a fixed 2% contribution. These additional contributions, which we refer to as “Company Retirement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit plan in connection with the freeze or who was hired after eligibility for the defined benefit plans was frozen in 2005. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution pension plan as described in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans.”

Two of our named executive officers — Mr. Nair and Mr. Jackson — had employment agreements that provided for their participation in the Supplemental Retirement Plan (Mr. Nair and Mr. Jackson) or Supplemental Pension Plan (Mr. Jackson). As a result, we did not freeze these plans for these executives. Instead, each individual executive voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for Company Retirement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the executive’s age at retirement.

Nonqualified Defined Contribution and Other Deferred Compensation Plans Table

The following table sets forth certain information regarding potential benefits as of the end of 2014 for the named executive officers under our nonqualified defined contribution plans.

Nonqualified Deferred Compensation

Name	Registrant Contributions in 2014(1) ($)	Aggregate Earnings in 2014(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at 12/31/14(4) ($)
Mr. Sherrill	345,887	33,331	—	2,299,018
Mr. Trammell	110,843	9,468	2,171	742,895
Mr. Nair	51,600	53,905	3,676	1,495,757
Mr. Fornos	—	—	1,359	1,798
Mr. Jackson	51,577	6,572	2,110	747,152
Mr. Yanos	51,600	58,455	2,294	1,375,129

(1)	Included in “All Other Compensation” in the Summary Compensation Table.

(2)	Reflects earnings on contributions under our non-qualified defined contribution plan based on the individual’s selected investments.

(3)

The amounts in this column include the portion of the bonus bank under the TAVA Plan that was paid during 2014. All of these amounts were earned and reported as part of the applicable executive’s bonus bank for periods prior to 2014. Also includes, in certain cases, fees deducted.

(4)	Includes amounts reported in the 2014 Summary Compensation Table for 2012, 2013 or 2014: Mr. Sherrill — $790,148, Mr. Trammell — $370,333, Mr. Nair — $285,704, Mr. Jackson —

$51,577, and Mr. Yanos---$193,882. Includes the following amounts remaining in the named executive officer’s bonus bank under the TAVA Plan after giving effect to payments during 2014, all of which were earned and reported as part of the applicable executive’s bonus bank in years prior to 2014: Mr. Trammell, $2,895, Mr. Nair, $4,143, Mr. Fornos, $1,798, Mr. Jackson, $2,443 and Mr. Yanos $2,436.

We maintain a U.S. non-qualified defined contribution retirement plan. As described above in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans,” effective January 1, 2007, our U.S. named executive officers and other senior managers became eligible to participate in this plan, with allocations under the plan calculated in the same manner as under the applicable existing defined contribution retirement plan, except that (i) Company Retirement Contributions under the plan are made based on compensation that includes bonus compensation payable in accordance with the TAVA Plan formula, (ii) contributions under this plan are based on compensation in excess of the Section 401(a)(17) limitations of the Internal Revenue Code and (iii) our Chief Executive Officer and Chief Financial Officer have special benefits under the plan as described above.

Mr. Fornos participates in a defined contribution retirement plan we maintain for our senior management based in Spain. We make annual contributions to this plan on behalf of Mr. Fornos in an amount equal to 8% of his salary. This plan is administered by a third party insurer who determines how the funds will be invested. As of December 31, 2014, Mr. Fornos’ balance in this plan was $ 205,103 and under the terms of the plan he would be guaranteed a payment upon retirement (eligibility for which begins at age 65) of $233,902. In case of death before retirement age, a calculation of the earned capital will be made and then settled to Mr. Fornos’ heirs.

Other Potential Post-Employment Compensation

The following describes potential post-employment compensation for all of our named executive officers, other than Messrs. Nair and Yanos, each of whom are no longer executive officers and who are receiving the benefits provided in their respective agreements described above.

Change in Control Severance Benefit Plan for Key Executives

We maintain a Change in Control Severance Benefit Plan for Key Executives, which was amended and restated effective as of December 2007. The purpose of the plan is to enable us to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Under the amended plan, a “change in control” happens if:

•

any person or group acquires 20% or more of our then outstanding common stock or the combined voting power of our then outstanding securities having general voting rights subject to limited exceptions;

•	our incumbent board of directors ceases to constitute a majority of our board of directors;

•	any merger, consolidation or sale of all or substantially all the assets in which our stockholders own less than 50% of the new company; or

•	we are liquidated or dissolved.

Benefits under the plan are payable to a key employee who is discharged (either actually or constructively) within two years after a change in control. Under the plan, we must pay an eligible executive a lump sum cash payment equal to one, two or three times, depending on his or her grouping under the plan, (i) his or her base salary and (ii) his or her targeted annual bonus in effect immediately prior to the change in control. In addition, we must provide the executive with (i) a pro rata bonus at target (payable in a lump sum), (ii) one, two or three years (depending on his or her grouping under the plan) of health and welfare benefits continuation, (iii) out placement services and (iv) all deferred compensation (payable in a lump sum). Finally, we are required to provide a tax gross up to employees whose payments under the plan become subject to the tax imposed by Section 4999 of the Internal Revenue Code (gross up payment provisions differ depending on each employee’s grouping under the plan). Benefits under this plan are not conditioned on any action by the participant.

Mr. Jackson, has an employment agreement originally entered into on 1999 and which provides that various terms of the Change in Control Severance Benefit Plan in effect prior to December 2007 continue to apply in terms of entitlement to cash payments and the vesting of awards. Specifically, for Mr. Jackson a “change in control” happens if:

•

any person or group acquires 15% or more of our voting stock and the acquisition is not approved by our then incumbent board of directors, or any person or group acquires 40% or more of our voting stock, in each case subject to limited exceptions,

•

our incumbent board of directors ceases to constitute a majority of our directors or any person elects during any 24 months new directors that represent at least 25% of our board of directors without approval of our incumbent board,

•

any merger, consolidation or sale of all or substantially all the assets of our company if a majority of our incumbent board of directors is not a majority of the board of the surviving or successor company, or

•	we are liquidated.

Mr. Jackson is entitled to a lump sum cash payment equal to three times (i) his base salary plus, (ii) the higher of (a) his average bonus for the prior three years and (b) his targeted annual bonus in effect immediately prior to the change in control. Mr. Jackson’s employment agreement further provides that each of his outstanding awards under the our equity incentive plan will be treated as exercisable, earned at target and vested immediately upon the happening of a change in control.

See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for additional discussion of specific provisions in employment agreements regarding the calculation of benefits under this plan.

Under our 2006 Long-Term Incentive Plan (and its predecessor, the 2002 Long-Term Incentive Plan), upon a Change in Control, all options will immediately vest and remain exercisable for up to 36 months. All restrictions on outstanding restricted stock will lapse and our LTPUs shall be deemed fully earned on the date of the Change in Control and paid based on assumed achievement of targeted performance goals.

Taking into account specific provisions related to the plan contained in employment agreements, we expect that Messrs. Sherrill, Trammell, Fornos, and Jackson would have become entitled to receive payments from us as follows had we experienced a change in control on December 31, 2014 (assuming termination on that date, other than with respect to LTPUs, options and restricted stock, as described above):

Name(1)	Severance Amount	Bonus Amount	Long Term Performance Unit Payout(2)	Early Vesting of Stock Options(3)	Early Vesting of Restricted Stock(3)	Other Benefits(4)	Excise Tax Gross Up	Total(5)
Mr. Sherrill	$7,296,750	$1,351,250	$6,520,000	$1,889,266	$4,428,147	$110,682	$—	$21,596,095
Mr. Trammell	2,146,000	493,000	1,840,000	526,810	1,268,800	82,819	—	6,357,429
Mr. Fornos	2,220,000	510,000	1,410,000	372,655	879,833	91,838	—	5,484,326
Mr. Jackson	2,578,500	382,000	1,253,208	333,347	825,657	58,915	—	5,431,627

(1)

For proxy calculation purposes, the full balance of the bonus bank has been included as a parachute payment under Section 280G. In an actual change-in-control transaction a position could likely be supported for only a fraction of this balance to be included as a parachute payment.

(2)	Represents full value of all unpaid long term performance units at target that would have vested upon a change in control.

(3)

Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2014 for all unvested options and the value of all unvested restricted shares based on that price.

(4)	Represents welfare benefits, outplacement services and any remaining bonus bank under the TAVA Plan.

(5)	The amounts presented are estimated without any allocation of amounts payable to service prior to or after the change in control.

Severance Benefits

Under Mr. Sherrill’s employment agreement, if he is involuntarily terminated by us other than for disability or cause or in connection with a change in control, he is entitled to receive a lump sum payment equal to two times his annual base salary (which lump sum amount would have been $2,162,000 as of December 31, 2014). Under Mr. Fornos’ employment agreement, if he is involuntarily terminated by us other than for serious negligence or serious misconduct, he is entitled to two years of severance (which would have been $2,220,0000 as of December 31, 2014).

We expect that Mr. Jackson would have become entitled to receive payments from us as follows had his position been terminated by us on December 31, 2014, other than following a change in control and other than for death, disability or nonperformance of duties (assuming our board of directors agreed to vest outstanding equity-based awards upon termination):

Name	Severance Amount(1)	Long Term Performance Unit Payout(1)(2)	Early Vesting of Stock Options(3)	Early Vesting of Restricted Stock(3)	Health and Welfare Benefits	Bonus Bank	Total
Mr. Jackson	$1,738,086	$1,253,208	$333,347	$825,657	$7,485	$2,437	$4,160,220

(1)	Payable in a lump sum.

(2)	Includes the long term performance units at target.

(3)

Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2014 for all unvested options and the value of all unvested restricted shares based on that price.

We maintain a Severance Benefit Plan that applies to all U.S. salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. Under this plan, eligible employees receive a severance payment in a lump sum equal to the total of (1) 1.5 weeks of pay for each full or partial year of service, (2) an additional payment from four to 12 weeks of pay based on the employee’s age at termination, and (3) an additional payment from one to 14 weeks of pay based on the employee’s pay grade at termination, subject to a maximum of 52 weeks of pay. This plan would apply to Mr. Trammell, who we expect would have received $563,269 if his employment had been terminated by us on December 31, 2014 in connection with a reduction in force or similar layoff. We require participants to sign a customary release to receive benefits under this plan.

Death or Disability

Under our TAVA Plan, a participant, including any named executive officer, is entitled to a pro rata bonus if his or her employment is terminated due to death or disability. Under our 2006 Long-Term Incentive Plan, in the event of death or disability, all LTPUs pay out at 100% of target, all restricted stock vests and all options vest. In addition, Mr. Fornos is entitled to some salary continuation in the event of death or disability. Our named executive officers would have been entitled to the following payments from us in the event of their death or disability on December 31, 2014:

Name	Salary Continuation		Bonus Amount	Long Term Performance Unit Payout(4)	Early Vesting of Stock Options (5)	Early Vesting of Restricted Stock (5)	TAVA Plan Bonus Bank	Total
Mr. Sherrill	$495,458	(1)	$1,582,989	$6,520,000	$1,889,266	$4,428,147	$—	$14,915,860
Mr. Trammell	290,000	(2)	577,550	1,840,000	526,810	1,268,800	2,895	4,506,055
Mr. Fornos	600,000	(3)	526,632	1,410,000	372,655	849,263	1,798	3,760,348
Mr. Jackson	238,750	(2)	406,830	1,253,208	333,347	825,657	2,443	3,060,235

(1)	Represents four months salary continuation for disability at 100% and two months salary continuation for disability at 75%. Mr. Sherrill receives no continuation of salary upon death.

(2)	Represents six months salary continuation for disability at 100%. Each executive would receive no continuation of salary upon death.

(3)	Represents maximum of twelve months of salary continuation for disability. There is only four months salary continuation available upon death.

(4)	Includes the full value of long term performance at target.

(5)

Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2014 for all unvested options and the value of all unvested restricted shares based on that price.

Retirement

Mr. Jackson and Mr. Fornos are eligible to retire. Under our TAVA Plan, a participant, including any named executive officer, is entitled to a pro rata bonus if his or her employment is terminated due to retirement. Under our 2006 Long-Term Incentive Plan, in the event of retirement, a participant is entitled to a pro rata LTPU pay out, all restricted stock vests and all options vest. Mr. Jackson and Mr. Fornos would have been entitled to the following payments from us in the event of his retirement on December 31, 2014:

Name	Salary Continuation	Bonus Amount	Long Term Performance Unit Payout(1)	Early Vesting of Stock Options (2)	Early Vesting of Restricted Stock (2)	TAVA Plan Bonus Bank	Total
Mr. Fornos	—	$526,632	$994,180	$372,655	$849,263	$2,697	$2,745,427
Mr. Jackson		406,830	895,810	333,347	825,657	3,665	$2,465,309

(1)

Reflects payout for 2012-2014 performance cycle and adjusted targets for pro rata participation for 2013-2015 and 2014-2016 performance cycles. Adjusted targets for the 2013-2015 and 2014-2016 performance cycles would be subject to actual performance factors, as determined.

(2)

Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2014 for all unvested options and the value of all unvested restricted shares based on that price.

Compensation-Related Risk

We believe that our compensation programs for our named executive officers and other employees incentivize the creation of stockholder value on both an annual and long-term basis. As a result, we believe our programs do not encourage excessive or inappropriate risk-taking and are not reasonably likely to have a material adverse effect on us.

Our annual cash incentives for most salaried and some hourly employees are based primarily on the achievement of EVA performance, which we believe is a key driver of stockholder value. Each individual incentive target is not excessive in relation to the participant’s base salary. Subject to the discretion of the Compensation/Nominating/Governance Committee of the Board, these annual cash incentives are capped at 200% of target.

Our long-term cash incentive payments are also capped at 200% of target. They are based on free cash flow, EBITDA and total stockholder return measures. We believe that these measures are key indicators of the value generated for stockholders. We attempt to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve results. We award stock options and restricted stock to our senior and middle managers to further align the interests of our employees and stockholders. These awards vest over a three-year period. We believe our long-term compensation programs encourage the delivery of sustained performance over multiple periods, rather than performance in a single period.

Director Compensation

The following table and related narrative shows the compensation we paid, for 2014, to each of our outside directors for all services provided to our company and its subsidiaries.

Director Compensation for 2014

Name	Fees Earned ($)	Stock Awards ($)	Total ($)
Mr. Freyman	110,000	90,000	200,000
Mr. Letham	128,500	90,000	218,500
Mr. Metcalf (1)	51,250	45,000	96,250
Mr. Porter	121,500	90,000	211,500
Mr. Price	105,500	90,000	195,500
Mr. Stecko	127,000	90,000	217,000
Ms. Warner	111,000	90,000	201,000

(1)	Mr. Metcalf joined the Board in July 2014 and held a restricted grant award of 668 shares as of December 31, 2014 which vested on January 9, 2015.

Fee Structure

For 2014, each outside director was paid an annual cash retainer fee of $92,500 for service on the Board of Directors which, at the option of a director, may be paid in cash or directors’ equivalent units. The outside directors receive meeting attendance fees, committee chair fees and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash, but at the option of the director may be deferred as described below. Outside directors receive $1,000 for each in-person meeting of the Board of Directors attended, and $500 for each telephonic meeting. Outside directors who are members of the Audit Committee, the Compensation/Nominating/Governance Committee or the 2014 Refinancing Committee receive $1,000 for each in-person meeting and $500 for each telephonic meeting attended. In 2014, the outside directors who served as the Chairman of the Audit Committee and the Chairman of the Compensation/Nominating/Governance Committee each received a fee of $16,000. Also, the lead independent director received a $20,000 fee for serving as the chairman and primary spokesman when the Board of Directors met in executive session.

Restricted Stock

In 2014, each outside director other than Mr. Metcalf received an award of restricted stock with a target value of $90,000. Mr. Metcalf joined our Board in July 2014 and received an award of restricted stock with a target value of $45,000. The restricted stock granted in 2014 vested six months after the grant date.

Deferred Compensation Plan

We have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of his or her cash retainer fee and some or all of his or her meeting or other fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include directors’ stock equivalents, which may be paid out in either cash or, at our option, shares of common stock after an outside director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The directors’ stock equivalents are issued at 100% of the fair market value on the date of the grant.

Compensation/Nominating/Governance Committee Interlocks and Insider Participation

During 2014, Messrs. Price, Stecko and Porter served on the Compensation/Nominating/Governance Committee. From November 1998 to April 1999, Mr. Stecko served as our President and Chief Operating Officer, at a time when we held the former Tenneco Inc.’s automotive and packaging operations. Prior to that time, he served in other executive officer capacities in the former packaging operations. Mr. Stecko, having left our employment in April 1999 to become Chief Executive Officer of Packaging Corporation of America (which simultaneously purchased our former paperboard packaging operations), meets the independence standards for compensation and nominating committee membership under the NYSE listing standards.

Compensation/Nominating/Governance Committee

Report On Executive Compensation

The Compensation/Nominating/Governance Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation/Nominating/Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Form 10-K for the year ended December 31, 2014 and in this proxy statement.

Compensation /Nominating /Governance Committee

Roger B. Porter — Chairman

David B. Price, Jr.

Paul T. Stecko

REPORT OF AUDIT COMMITTEE

General

The Audit Committee is comprised of four directors and operates under a written charter. All of the members of the Audit Committee meet the definition of independence for purposes of the NYSE listing standards. In addition, the Board has designated each of Messrs. Letham and Freyman as an “audit committee financial expert” under the applicable SEC rules. All of the members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

Report

The Audit Committee has furnished the following report:

•

The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2014 with our management and with PricewaterhouseCoopers LLP (“PwC”), our independent auditors for 2014;

•

The Audit Committee has reviewed and discussed the effectiveness of our internal control over financial reporting, management’s assessment thereof, and PwC’s report on the effectiveness of our internal control over financial reporting with management, PwC and our executive director of Internal Audit;

•

The Audit Committee has discussed with PwC, the matters required to be discussed with the Audit Committee by PCAOB Audit Standard No. 16, Communications with Audit Committees, Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, and SEC Regulation S-X, Rule 2-07, Communication with Audit Committees;

•

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC its independence from our company;

•	The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit and tax fees are compatible with maintaining their independence; and

•

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended December 31, 2014 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Audit Committee

Dennis J. Letham — Chairman

Thomas C. Freyman

James S. Metcalf

Jane L. Warner

RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 2)

The Board of Directors recommends that you vote FOR this proposal.

Financial statements of our company and our consolidated subsidiaries will be included in our Form 10-K furnished to all stockholders. The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as independent public accountants to examine our consolidated financial statements for the year ending December 31, 2015, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. PwC has served as our independent public accountants since 2010. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate audit and tax fees and expenses billed to us for the fiscal years ended December 31, 2014 and 2013 by PwC. PwC provided no audit-related or other services to us for those years.

Audit and Tax Fees and Expenses	2014	2013
Audit fees(a)	$5,226,700	$5,184,900
Tax fees(b)	619,500	375,500
	$5,846,200	$5,560,400

(a)	Audit services in 2014 and 2013 consisted of:

• Audit of our annual financial statements including audits of subsidiary financial statements required by local country laws

• Audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002

• Reviews of our quarterly financial statements

• Comfort letters, consents and other services related to SEC matters

(b)

Tax services in 2014 and 2013 consisted primarily of tax compliance (e.g., tax return preparation) and other tax advice on transactions that have already occurred to document, compute, support and obtain government approval for amounts to be included in tax filings.

In considering the nature of the services provided by PwC for 2014 and 2013, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC and our management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee maintains a pre-approval policy regarding the provision of non-audit services by our independent public accounting firm. All of the services performed by PwC in 2014 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

The Audit Committee’s pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that our independent auditor may perform. The policy requires that, each fiscal year, a description of the services (the “Service List”) expected to be performed by our independent auditor in each of the Disclosure Categories, as well as related budgeted fee amounts, be presented to the Audit Committee for approval. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year. Any proposed service exceeding 120% of the pre-approved cost level or budgeted amount requires specific additional pre-approval by the Audit Committee.

APPROVE EXECUTIVE COMPENSATION IN AN ADVISORY VOTE

(Item 3)

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote on the compensation of our named executive officers. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to endorse, not endorse or abstain from voting on our executive compensation programs and policies. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this proposal at least every three years.

Our executive compensation program is designed to attract and retain officers of the highest qualifications, experience and ability and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving our total stockholder return, EBITDA and free cash flow. The Compensation/Nominating/Governance Committee, to which we refer as the “committee,” believes that our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of stockholder and management interests. As described more fully in the Compensation Discussion and Analysis on pages 24-37 of this proxy statement, the key features of our executive compensation program include:

•

Compensation for our executives is weighted primarily toward incentive forms of compensation, including annual and long-term cash incentive compensation and equity compensation. This reinforces a results-oriented management culture with the overarching goal of enhancing stockholder value.

•

Our general policy is to provide salary, annual cash incentive payments and long-term incentive compensation to executives based on performance that is competitive and at market levels with comparable companies when financial and qualitative targets are met (i.e. 50th percentile compensation for target performance).

•

We maintain stock ownership guidelines that apply to all of our directors and our senior officers. As of March 16, 2015, the record date for our Annual Meeting, our executive officers collectively beneficially owned approximately 3.7% of our outstanding common stock, which significantly aligns their interests with the interests of our stockholders.

•	Our committee has directly retained and receives advice from Meridian Compensation Partners, LLC, an independent compensation consulting firm that provides no other services to our company.

As noted in the “Executive Summary” of Compensation Discussion and Analysis on pages 24-26 of this proxy statement, we believe our compensation program for our named executive officers has been effective in driving outstanding financial results in 2014.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Tenneco approve, on an advisory basis, the compensation of Tenneco’s named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote, and therefore the result will not be binding on us. Although the vote is non-binding, the committee, which is comprised of independent directors and is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders. Accordingly, the committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and will take these matters into consideration when making future compensation decisions for named executive officers.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation — Compensation/Nominating/Governance Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

DIRECTIONS TO ANNUAL MEETING

If you plan to attend the annual meeting in person, below are directions to our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

From North

Take 294 South

Exit Route 60 (Town Line Road) (left/east)

Left on Field Drive (2nd light)

Tenneco on Left Side

From O’Hare Airport and South

Take 294 North

Exit Route 60 (Town Line Road) (right/east)

Left on Field Drive (1st light)

Tenneco on Left Side

From Downtown Chicago

Kennedy Expressway, I-90, west

To Edens Expressway, I-94, toward Milwaukee

To 294 North

Exit Route 60 (Town Line Road) (right/east)

Left on Field Drive (1st light)

Tenneco on Left Side

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of these proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-579-1639 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2016, the proposal must be received by December 4, 2015.

Other Stockholder Proposals — Discretionary Voting Authority and By-Laws

With respect to stockholder proposals not included in the Company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-Laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2016 annual meeting not included by or at the direction of the Board must be received not earlier than January 14, 2016, nor later than February 13, 2016.

JAMES D. HARRINGTON

Corporate Secretary

The Company has made available to you its Form 10-K which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to General Counsel, Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders May 13, 2015

Tenneco Inc.

500 North Field Drive, Lake Forest, Illinois 60045

April 2, 2015

Dear Benefit Plan Participant:

The Annual Meeting of the Stockholders of Tenneco Inc. is scheduled to be held Wednesday, May 13, 2015, at 10:00 a.m., local time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A Notice and proxy statement, which is being sent to all benefit plan participants in connection with the Annual Meeting, is enclosed for your information.

Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the “Trustee”) how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions. Please submit your vote by 11:59 p.m. eastern time on May 10, 2015 so that the Trustee can vote the shares in your benefit plan account in accordance with your instructions.

If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account,

•	FOR the election of the nominees for director named in the proxy statement

•	FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2015

•	FOR the approval, in an advisory vote, of the Company’s executive compensation

•	In the discretion of the proxies on all other matters as may be properly brought before the Annual Meeting

If you do not return your executed form of proxy to the Trustee, then your shares will be voted by the Trustee in accordance with the requirements of your benefit plan. Under the plan, the Trustee will vote all such shares in the same proportion as the instructions that it receives from participants who vote their shares.

Your vote will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

Your vote is important. Please send your executed form of proxy card with your voting instructions at your earliest opportunity. For your convenience, a return envelope is enclosed.

Your Benefits Committee

TENNECO INC. 500 N. FIELD DRIVE LAKE FOREST, IL 60045 ATTN: JAMES D. HARRINGTON	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M88803-P59664-Z65262	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TENNECO INC.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Thomas C. Freyman	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1b. Dennis J. Letham	☐	☐	☐	2.	Approve appointment of PricewaterhouseCoopers LLP as independent public accountants for 2015.	☐	☐	☐
	1c. James S. Metcalf	☐	☐	☐	3.	Approve executive compensation in an advisory vote.	☐	☐	☐

	1d. Roger B. Porter	☐	☐	☐
	1e. David B. Price, Jr. 1f. Gregg M. Sherrill 1g. Paul T. Stecko	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).
	1h. Jane L. Warner	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and 2014 Summary Annual Report are available at www.proxyvote.com.

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

M88804-P59664-Z65262

TENNECO INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The Stockholder(s) hereby appoint(s) Gregg M. Sherrill and James D. Harrington, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Tenneco Inc. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Time, on Wednesday, May 13, 2015, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSALS TWO AND THREE.

Continued and to be signed on reverse side